                                                                  CONFORMED COPY


                          AGREEMENT AND PLAN OF MERGER


                                     AMONG


                           OWEN STEEL COMPANY, INC.,

                        OWEN MISCELLANEOUS METALS, INC.,

                       SOUTH CAROLINA STEEL CORPORATION,

                           COMMERCIAL METALS COMPANY,

                            CMC ACQUISITION COMPANY,


                                    AND THE


                         STOCKHOLDERS IDENTIFIED HEREIN




                            DATED SEPTEMBER 26, 1994

                               TABLE OF CONTENTS


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
                                                        ARTICLE I

                                                        THE MERGER
                 SECTION 1.1.           The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 SECTION 1.2.           Effect of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 SECTION 1.3.           Articles of Incorporation of the Surviving Corporation  . . . . . . . . . . . . 3
                 SECTION 1.4.           Bylaws of the Surviving Corporation   . . . . . . . . . . . . . . . . . . . . . 3
                 SECTION 1.5.           Board of Directors and Officers of the Surviving Corporation  . . . . . . . . . 3
                 SECTION 1.6.           Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 SECTION 1.7.           Appointment of Stockholder Representative   . . . . . . . . . . . . . . . . . . 4

                                                        ARTICLE II

                                                   CONVERSION OF SHARES
                 SECTION 2.1.           Conversion of Capital Stock   . . . . . . . . . . . . . . . . . . . . . . . . . 5
                        (a)                    Sub Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                        (b)                    Cancellation of Treasury Stock   . . . . . . . . . . . . . . . . . . . . 5
                        (c)                    Conversion of Company Common Stock   . . . . . . . . . . . . . . . . . . 5
                        (d)                    Merger Consideration   . . . . . . . . . . . . . . . . . . . . . . . . . 6
                        (e)                    Cash Consideration   . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                        (f)                    Stock Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                        (g)                    Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                        (h)                    Adjustment of Merger Consideration as a Result of
                                               Reclassification, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . 6
                        (i)                    Stockholder Election   . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 SECTION 2.2.           Net Worth Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                        (a)                    Pre-Closing Statement  . . . . . . . . . . . . . . . . . . . . . . . . . 7
                        (b)                    Post-Closing Statement   . . . . . . . . . . . . . . . . . . . . . . . . 8
                 SECTION 2.3.           No Further Ownership Rights in Company  . . . . . . . . . . . . . . . . . . .  10
                 SECTION 2.4.           Payment of Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 SECTION 2.5.           Exchange of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . .  11
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                                      (i)
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                        (a)                    Paying Agent   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                        (b)                    Exchange Procedure   . . . . . . . . . . . . . . . . . . . . . . . . .  11
                        (c)                    Unregistered Transfer of Company Common Stock  . . . . . . . . . . . .  12
                        (d)                    Termination of Exchange Fund   . . . . . . . . . . . . . . . . . . . .  12
                        (e)                    Distributions with Respect to Unexchanged Shares of
                                               Parent Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . .  12
                        (f)                    Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                        (g)                    Withholding Rights   . . . . . . . . . . . . . . . . . . . . . . . . .  13

                                                       ARTICLE III

                                                   REPRESENTATIONS AND
                                                WARRANTIES OF THE COMPANY
                 SECTION 3.1.           Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . .  13
                 SECTION 3.2.           Authorization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 SECTION 3.3.           No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 SECTION 3.4.           Capitalization of each of the Companies   . . . . . . . . . . . . . . . . . .  14
                 SECTION 3.5.           Subsidiaries and Equity Investments   . . . . . . . . . . . . . . . . . . . .  15
                 SECTION 3.6.           Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 SECTION 3.7.           Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 SECTION 3.8.           Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . .  17
                 SECTION 3.9.           Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 SECTION 3.10.          Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 SECTION 3.11.          Liens and Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 SECTION 3.12.          Certain Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 SECTION 3.13.          Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 SECTION 3.14.          Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 SECTION 3.15.          Compliance with Applicable Law  . . . . . . . . . . . . . . . . . . . . . . .  24
                 SECTION 3.16.          Brokers' Fees and Commissions   . . . . . . . . . . . . . . . . . . . . . . .  24
                 SECTION 3.17.          Proprietary Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 SECTION 3.18.          Labor Relations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 SECTION 3.19.          Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 SECTION 3.20.          Real Estate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 SECTION 3.21.          Personal Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 SECTION 3.22.          Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 SECTION 3.23.          Customers, Suppliers and Employees  . . . . . . . . . . . . . . . . . . . . .  28
                 SECTION 3.24.          Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
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                 SECTION 3.25.          Certain Business Practices and Regulations; Potential Conflicts
                                        of Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

                                                        ARTICLE IV

                                                   REPRESENTATIONS AND
                                                WARRANTIES OF STOCKHOLDERS
                 SECTION 4.1.           Ownership of Shares.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 SECTION 4.2.           Authority.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 SECTION 4.3.           No Conflicts.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 SECTION 4.4.           Investment Intent.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 SECTION 4.5.           Brokers and Finders.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 SECTION 4.6.           Continuity of Proprietary Interest.   . . . . . . . . . . . . . . . . . . . .  32
                 SECTION 4.7.           Allocation of Cash and Parent Common Stock.   . . . . . . . . . . . . . . . .  32

                                                        ARTICLE V

                                                   REPRESENTATIONS AND
                                               WARRANTIES OF PARENT AND SUB
                 SECTION 5.1.           Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . .  33
                 SECTION 5.2.           Authorization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 SECTION 5.3.           No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 SECTION 5.4.           Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 SECTION 5.5.           Brokers' Fees and Commissions   . . . . . . . . . . . . . . . . . . . . . . .  34
                 SECTION 5.6.           Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 SECTION 5.7.           Securities Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 SECTION 5.8.           Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

                                                        ARTICLE VI

                                                        COVENANTS
                 SECTION 6.1.           Conduct of Business of each of the Companies Prior to the
                                        Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 SECTION 6.2.           Access to Information   . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 SECTION 6.3.           All Reasonable Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 SECTION 6.4.           Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 SECTION 6.5.           Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 SECTION 6.6.           Disclosure Supplements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 SECTION 6.7.           No Other Bids   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
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                 SECTION 6.8.           South Carolina Steel Exchange   . . . . . . . . . . . . . . . . . . . . . . .  40
                 SECTION 6.9.           Owen Miscellaneous Exchange   . . . . . . . . . . . . . . . . . . . . . . . .  41
                 SECTION 6.10.          Owen Joist Exchange   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 SECTION 6.11.          Owen Electric Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 SECTION 6.12.          Post-Closing Mergers  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 SECTION 6.13.          Employee Benefit Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 SECTION 6.14.          Stockholders Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 SECTION 6.15.          Transfer Restrictions; Registration Rights  . . . . . . . . . . . . . . . . .  42
                 SECTION 6.16.          Escrow Agreement.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 SECTION 6.17.          Waiver of Restrictions on Transfer  . . . . . . . . . . . . . . . . . . . . .  42
                 SECTION 6.18.          Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 SECTION 6.19.          Operating Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 SECTION 6.20.          Future SEC Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 SECTION 6.21.          Indemnification of Directors and Officers   . . . . . . . . . . . . . . . . .  43

                                                       ARTICLE VII

                                                    CLOSING CONDITIONS
                 SECTION 7.1.           Conditions to Each Party's Obligations under this Agreement   . . . . . . . .  44
                 SECTION 7.2.           Conditions to the Obligations of Parent and Sub under this
                                        Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 SECTION 7.3.           Conditions to the Obligations of each of the Companies under this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

                                                       ARTICLE VIII

                                                         CLOSING
                 SECTION 8.1.           Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

                                                        ARTICLE IX

                                               TERMINATION AND ABANDONMENT
                 SECTION 9.1.           Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 SECTION 9.2.           Procedure and Effect of Termination   . . . . . . . . . . . . . . . . . . . .  48

                                                        ARTICLE X

                                                 MISCELLANEOUS PROVISIONS
                 SECTION 10.1.          Amendment and Modification  . . . . . . . . . . . . . . . . . . . . . . . . .  49
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                 SECTION 10.2.          Waiver of Compliance; Consents  . . . . . . . . . . . . . . . . . . . . . . .  49
                 SECTION 10.3.          Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 SECTION 10.4.          Expenses and Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 SECTION 10.5.          Parties in Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 SECTION 10.6.          Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 SECTION 10.7.          Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 SECTION 10.8.          Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 SECTION 10.9.          Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 SECTION 10.10.         Certain Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 SECTION 10.11.         Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
                 SECTION 10.12.         Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
                 SECTION 10.13.         Termination of Representations and Warranties   . . . . . . . . . . . . . . .  56
                 SECTION 10.14.         Exclusive Remedy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
                 SECTION 10.15.         Certain Tax Matters Concerning Owen Miscellaneous   . . . . . . . . . . . . .  57
                 SECTION 10.16.         Jurisdiction and Venue  . . . . . . . . . . . . . . . . . . . . . . . . . . .  57





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         NOTICE: THIS CONTRACT IS SUBJECT TO ARBITRATION PURSUANT
         TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT.



                          AGREEMENT AND PLAN OF MERGER


                 AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated September 26, 1994, by and among Owen Steel Company, Inc., a South Carolina corporation (the "Company"), Owen Miscellaneous Metals, Inc., a South Carolina corporation ("Owen Miscellaneous"), South Carolina Steel Corporation, a South Carolina corporation ("South Carolina Steel"), Commercial Metals Company, a Delaware corporation ("Parent"), CMC Acquisition Company, a South Carolina corporation and a wholly-owned subsidiary of Parent ("Sub"), and each of the persons identified on Schedules I, II, III, IV and V hereto (the "Company Stockholders," the "Owen Miscellaneous Stockholders," the "South Carolina Steel Stockholders," the "Owen Joist Stockholders" and the "Owen Electric Stockholders," respectively, and collectively the "Stockholders"). The Company and Sub are sometimes herein collectively referred to as the "Constituent Corporations." The Company, Owen Miscellaneous, and South Carolina Steel are sometimes herein collectively referred to as the "Companies."

                                   RECITALS:


                 WHEREAS, Parent desires to acquire all of the issued and outstanding shares of the Company's Class A Voting Common Stock, $1.00 par value per share ("Class A Common Stock"), and Class B Non-Voting Common Stock, $1.00 par value per share ("Class B Common Stock," and, together with the Class A Common Stock, the "Company Common Stock"), by means of a merger ("Merger") of the Company into the Sub, pursuant to which (i) the Stockholders shall receive a cash payment and shares of Parent's Common Stock, $5.00 par value per share ("Parent Common Stock"), in the amounts set forth below, and (ii) Parent will become the sole stockholder of the Surviving Corporation (as hereinafter defined);

                 WHEREAS, the respective Boards of Directors of Parent, Sub and the Company and the Company Stockholders have approved this Agreement and the Merger in accordance with the South Carolina BCA (as hereinafter defined);

                 WHEREAS, it is intended that the Merger shall satisfy all the requirements of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

                 WHEREAS, immediately prior to the Merger, the Company desires to acquire, and the Owen Miscellaneous Stockholders desire to convey, all of the issued and outstanding shares of Capital Stock, $10.00 par value per share, of Owen Miscellaneous ("Owen Miscellaneous Capital Stock"), held by the Owen Miscellaneous Stockholders by means of an exchange (the "Owen Miscellaneous Exchange") pursuant to which (i) the Owen Miscellaneous Stockholders shall receive shares of Class A Common Stock in the amounts set forth on Schedule II hereto and (ii) the Company will become the sole stockholder of Owen Miscellaneous;

                 WHEREAS, immediately prior to the Merger, the Company desires to acquire, and the South Carolina Steel Stockholders desire to convey, all of the issued and outstanding shares of Capital Stock, $10.00 par value per share, of South Carolina Steel ("South Carolina Capital Stock"), held by the South Carolina Steel Stockholders by means of an exchange (the "South Carolina Steel Exchange") pursuant to which (i) the South Carolina Steel Stockholders shall receive shares of Class A Common Stock in the amounts set forth on Schedule III hereto and (ii) the Company will become the sole stockholder of South Carolina Steel;

                 WHEREAS, immediately prior to the Merger, the Company desires to acquire, and the Owen Joist Stockholders desire to convey, all of the issued and outstanding shares of Capital Stock, $10.00 par value per share (the "Owen Joist Capital Stock"), of Owen Joist Corporation, a South Carolina corporation ("Owen Joist"), held by the Owen Joist Stockholders by means of an exchange (the "Owen Joist Exchange") pursuant to which (i) the Owen Joist Stockholders shall receive Class A Common Stock in exchange for their shares of Owen Joist Capital Stock in the amount set forth on Schedule IV hereto and (ii) the Company will become the sole stockholder of Owen Joist; and

                 WHEREAS, immediately prior to the Merger, the Company desires to acquire, and the Owen Electric Stockholders desire to convey, all of the issued and outstanding shares of Capital Stock, $10.00 par value per share (the "Owen Electric Capital Stock"), of Owen Electric Steel Company of South Carolina, a South Carolina corporation ("Owen Electric"), held by the Owen Electric Stockholders by means of an exchange (the "Owen Electric Exchange" and, together with the Owen Miscellaneous Exchange, the South Carolina Steel Exchange and the Owen Joist Exchange, the "Stock Exchanges"), pursuant to which
(i) the Owen Electric Stockholders shall receive Class A Common Stock in exchange for their shares of Owen Electric Capital Stock in the amount set forth on Schedule V hereto and (ii) the Company will become the owner of all of Owen Electric's outstanding capital stock (other than the capital stock of Owen Electric owned by Owen Joist and South Carolina Steel) as a result of the Owen Electric Exchange and the consummation of the Post-Closing Mergers (as hereinafter defined).

                 NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE I

                                   THE MERGER

         SECTION 1.1. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Business Corporation Act of the State of South Carolina, as amended (the "South Carolina BCA"), the Company shall be merged with and into Sub as of the Effective Time. Following the Merger, the separate existence of the Company shall cease, and Sub shall continue as the surviving corporation in the Merger (the "Surviving Corporation") under the name "SMI-Owen Steel Company, Inc.".

         SECTION 1.2. Effect of the Merger. The Merger shall have the effects set forth in the applicable provisions of the South Carolina BCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (as hereinafter defined), except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation. From and after the Effective Time, the Surviving Corporation shall be a wholly-owned subsidiary of Parent.

         SECTION 1.3. Articles of Incorporation of the Surviving Corporation. At the Effective Time and without any further action on the part of the Constituent Corporations, the Articles of Incorporation of Sub shall be the Articles of Incorporation of the Surviving Corporation, provided that Article One of such Articles of Incorporation shall be amended to read in its entirety as follows:

                 The name of the corporation is SMI-Owen Steel Company, Inc.

         SECTION 1.4. Bylaws of the Surviving Corporation. At the Effective Time and without any further action on the part of the Constituent Corporations, the Bylaws of Sub shall be the Bylaws of the Surviving Corporation.

         SECTION 1.5. Board of Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Sub and the officers of Sub immediately prior to the Effective Time shall be the directors and initial officers of the Surviving Corporation, respectively, each of such directors and officers to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

         SECTION 1.6. Effective Time of the Merger. The Constituent Corporations will cause articles of merger and such other documents as are required by the South Carolina BCA to be duly filed with the Secretary of State of the State of South Carolina prior to 12:00 noon on the Closing Date (as hereinafter defined). The Merger shall become effective upon the filing of the articles of merger and such other documents as are required by the South Carolina BCA to be filed (the time of such filing being the "Effective Time").

         SECTION 1.7. Appointment of Stockholder Representative. The Stockholders have designated each of Dorothy G. Owen, Ralph M. Moore, Jr., Guy Hendley and Melvin Lee Burton, III to be the "Stockholder Representative" referred to elsewhere in this Agreement and in the Escrow Agreement. The act of a majority of the foregoing shall be binding and determinative as the act of the Stockholder Representative. Upon the resignation of any of the foregoing person whether by death, disability or otherwise, except as set forth in the last sentence of Section 1.7, such persons shall be replaced by another person selected by the affirmative vote of a majority of the remaining individuals making up the Stockholder Representative. The Stockholder Representative shall have the authority to take such actions and exercise such discretion as are required of the Stockholder Representative pursuant to the terms of this Agreement (and any such actions shall be binding on each Stockholder) including without limitation the following:

                               (i) to receive, hold and deliver to Parent the share certificates and any other documents relating thereto on behalf of Stockholders;

                              (ii) to execute, acknowledge, deliver, record and file all ancillary agreements, certificates and documents which the Stockholder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by the terms and provisions of this Agreement;

                             (iii) to receive any payments due under this Agreement and acknowledge receipt for such payments;

                              (iv) to waive any breach or default under the Agreement, or to waive any condition precedent to the Closing (as hereinafter defined) under Article VII hereof;

                               (v)  to terminate this Agreement;

                              (vi) to receive service of process in connection with any claims under this Agreement; and

                             (vii) to perform the obligations and exercise the rights under the Escrow Agreement (as hereinafter defined), including the settlement of any claims and disputes with Parent and Sub arising thereunder.

                 The Stockholders may, at any time, substitute or replace a new individual for any of the four individuals named above, if such action is agreed to in writing by Stockholders owning not less than a majority of the Company Comon Stock (whether voting or non-voting) and a copy of such writing is delivered to each party to this Agreement; provided, however, that the Stockholders may not substitute or replace Melvin Lee Burton, III unless a majority of Stockholders listed on Schedule 1.7 hereto agree in writing to such action.


                                   ARTICLE II

                              CONVERSION OF SHARES

         SECTION 2.1. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of the capital stock of the Constituent Corporations:

                 (a) Sub Common Stock. The issued and outstanding shares of common stock, $.01 par value per share, of Sub ("Sub Common Stock"), all of which is held by the Parent shall remain outstanding and, following the Merger, shall represent all of issued and outstanding capital stock of the Surviving Corporation.

                 (b) Cancellation of Treasury Stock. All shares of Company Common Stock that are owned directly or indirectly by the Company or by any Subsidiary (as hereinafter defined) ("Treasury Shares") shall be cancelled and no consideration shall be delivered in exchange therefor.

                 (c) Conversion of Company Common Stock. Subject to the terms and conditions of the Escrow Agreement, each issued and outstanding share of Company Common Stock immediately prior to the Effective Time (other than Treasury Shares) shall be converted into the right to receive a pro rata share (the "Per Share Amount") of the Merger Consideration (as hereinafter defined), as allocated pursuant to Section 2.1(i) and as adjusted pursuant to Section 2.1(h).

                 (d) Merger Consideration. For purposes of this Agreement, "Merger Consideration" shall mean collectively the Cash Consideration (as hereinafter defined) and the Stock Consideration (as hereinafter defined).

                 (e) Cash Consideration. For purposes of this Agreement, the "Cash Consideration" shall be equal to the product of .5 multiplied by the Purchase Price (as hereinafter defined).

                 (f) Stock Consideration. For purposes of this Agreement, the "Stock Consideration" shall mean the number of shares of Parent Common Stock equal to the product of .5 multiplied by a fraction, the numerator of which is the Purchase Price and the denominator of which is $26.875; provided however, that in the event the Average Stock Price (as hereinafter defined) of the Parent Common Stock is greater than $28.22 per share or less than $25.53 per share, after giving effect to the adjustments contemplated in Section 2.1(h), then such denominator (the "Stock Price") shall equal the Average Stock Price.

                 (g) Purchase Price. For purposes of this Agreement, the "Purchase Price" shall mean, subject to adjustment pursuant to Section 2.2, $55,000,000.

                 (h) Adjustment of Merger Consideration as a Result of Reclassification, Etc. If, between the date of this Agreement and the Effective Time (other than as contemplated hereby), the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, the Per Share Amount to be received pursuant to
Section 2.1(c) shall be adjusted as appropriate.

                 (i) Stockholder Election. The Merger Consideration will be allocated in the following manner: (i) the Owen Joist Stockholders shall receive in exchange for each share of Class A Common Stock received in connection with the Owen Joist Exchange a Per Share Amount payable in all Cash Consideration; (ii) the Owen Electric Stockholders shall receive for each share of Company Common Stock received in connection with the Owen Electric Exchange a Per Share Amount payable in all Cash Consideration; and (iii) unless otherwise instructed in accordance with the immediately following sentence, the remainder of the Cash Consideration and Stock Consideration shall be allocated pro rata to the remaining issued and outstanding shares of Company Common Stock (exclusive of Treasury Shares). Notwithstanding the foregoing, in lieu of the allocation of Merger Consideration contained in clause (iii) of the immediately preceding sentence, the Stockholders may elect, by written notice executed by all of the Stockholders and delivered to Parent at least five days prior to the Closing Date, to adjust each Stockholder's proportion of the Cash Consideration and Stock Consideration allocated pursuant to such clause (iii); provided however, that in no event will such adjustment alter the aggregate Cash Consideration and Stock Consideration payable hereunder and in any event such allocation shall be consistent with the representations contained in Section 4.7. For purposes of the allocations effected pursuant to this Section 2.1(i), the Stock Consideration shall be allocated on the basis of the Stock Price.

         SECTION 2.2.  Net Worth Adjustment.

                 (a) Pre-Closing Statement. (i) At least two business days prior to the Closing Date, the Company shall furnish to Parent and Sub a statement of the Company (the "Pre-Closing Statement"), prepared as of a date which is no more than 10 days prior to the Closing Date, reflecting the Company's good faith estimate of the Net Worth of the Company and its consolidated Subsidiaries (as hereinafter defined) immediately prior to the Effective Time but after giving effect to the Stock Exchanges (the "Net Worth Estimate") as determined in accordance with generally accepted accounting principles applied in a manner consistent with the 12/31/93 Balance Sheets (as hereinafter defined) ("12/31/93 GAAP"); provided, however, that (A) no liabilities or reserves related to inventories or allowance for doubtful accounts reflected on the 12/31/93 Balance Sheets shall be adjusted prior to the Effective Time except (1) by reason of a payment or credit occurring in the ordinary course of business and consistent with past practices, or (2) to the extent the subject matter of or events giving rise to such liability or reserve occurred on or after December 31, 1993, (B) no liability or reserve for any environmental or litigation matter reflected on the 12/31/93 Balance Sheets shall be increased on the Pre-Closing Statement except to reflect circumstances not disclosed on Sections 3.10 and 3.22 of the Disclosure Schedule, (C) the aggregate amount of the fees and expenses of the Company and the Subsidiaries incurred at or prior to the Closing in connection with this Agreement and the consummation of the transactions contemplated hereby, including without limitation any investment banking, brokers, finders, legal fees, and including the fees of the Stockholder Representative and Philpott, Ball & Company, or transfer taxes, conveyance and recording fees, documentary stamp taxes and all other similar charges shall be fully reflected as a liability on the Pre-Closing Statement, but only to the extent they have not been paid prior to the Closing (the "Company Expenses"), (D) no prepaid expense related to any Company Expense shall be reflected as an asset on the Pre-Closing Statement, (E) the sum of all Debt (as hereinafter defined) outstanding following consummation of the repayments contemplated by Section 2.4 and immediately prior to the Effective Time shall be fully reflected on the Pre-Closing Statement, (F) the gross amount of the Change of Control Payments (without regard to taxes or other withholdings) shall be reflected as a liability on the Pre-Closing Statement to the extent they have not been paid by the Company prior to the Closing, (G) all interest, charges, fees, expenses and penalties, including prepayment penalties on or which become due as a result of Section 2.4 or as a result of any voluntary payments made by the Company on the Closing Date or in contemplation of the Closing on any Debt shall be reflected as a liability on the Pre-Closing Statement to the extent any of the foregoing have not been paid by the Company prior to the Closing, (H) all accrued and unpaid vacation shall be reflected as a liability on the Pre-Closing Statement, (I) net loan origination fees relating to the original incurrence of Designated Debt will be added back to Net Worth after payment of the Designated Debt, (J) anticipated operating losses arising from contracts in backlog shall not be reflected as a liability on the Pre-Closing Statement, and (K) all property taxes shall be treated as if accrued ratably throughout each fiscal year (items (A) through (K) are hereinafter referred to as "Adjusted Accounting Principles").

                              (ii) Based on the Pre-Closing Statement, if the amount equal to the Net Worth Estimate minus $49.1 million (the "Net Worth Adjustment") is a positive number, then the Purchase Price shall be increased by such amount. If the Net Worth Adjustment is a negative number, the Purchase Price shall be reduced by such amount.

                 (b) Post-Closing Statement. (i) As soon as practicable, but in no event more than 120 days after the Closing Date, the Surviving Corporation shall furnish the Stockholder Representative a statement (the "Post-Closing Statement") reflecting the Net Worth of the Company and its consolidated Subsidiaries immediately prior to the Closing but after giving effect to the Stock Exchanges (the "Closing Net Worth Amount") prepared in accordance with 12/31/93 GAAP and the Adjusted Accounting Principles (references in the Adjusted Accounting Principles to Pre-Closing Statement shall be deemed references to the Post-Closing Statement for purposes of calculating the Closing Net Worth Amount). In connection with the preparation of the Post-Closing Statement, a physical inventory of the Companies and the Subsidiaries shall be taken as of midnight of the day before the Closing Date.

                              (ii) Within 60 days after the delivery of the Post-Closing Statement to the Stockholder Representative, the Stockholder Representative shall (on behalf of the Stockholders) either accept the amount of the Proposed Closing Differential (as hereinafter defined) as reflected on the Post-Closing Statement as correct or object to the Proposed Closing Differential, specifying in reasonable detail in writing the nature of its objection(s). In the event the Stockholder Representative does not object to the Proposed Closing Differential within said 60-day period, the Stockholder

         Representative shall be deemed to have accepted the Proposed Closing Differential as the Closing Differential. In the event the Stockholder Representative objects to the Proposed Closing Differential, then, during a 15-day period subsequent to the receipt by the Surviving Corporation of notice of the Stockholder Representative's objection(s), the Surviving Corporation and the Stockholder Representative shall attempt in good faith to resolve the differences respecting such Proposed Closing Differential. In the event the Surviving Corporation and the Stockholder Representative are unable to resolve their differences within said 15-day period, the parties agree that the matter shall be submitted to a mutually acceptable firm of certified public accountants, the costs and expenses of which firm shall be borne equally by the Surviving Corporation and the Stockholder Representative. If the Surviving Corporation and the Stockholder Representative cannot mutually agree upon said firm of certified public accountants within 15 days, the disputed Proposed Closing Differential shall be jointly determined by two firms of certified public accountants, one such firm being selected by each of the Surviving Corporation and the Stockholder Representative, with the Surviving Corporation and the Stockholder Representative each paying the costs and expenses of the firm selected by it. In the event that the respective firms of certified public accountants of the Surviving Corporation and the Stockholder Representative are unable to so agree, such firms of certified public accountants shall select a third firm of certified public accountants (which shall be one of the six largest nationally recognized public accounting firms in the United States) to determine the Closing Differential pursuant to this Section 2.2 and whose determination shall be final and binding upon the parties. The costs and expenses of such third firm of certified public accountants shall be borne equally by the Surviving Corporation and the Stockholder Representative. During the period from the date of delivery of the Post-Closing Statement to the Stockholder Representative through the date of resolution of any dispute regarding the Proposed Closing Differential as contemplated by this Section 2.2(b)(ii), Parent shall cause the Surviving Corporation and each Subsidiary to provide the Stockholder Representative and its agents and representatives reasonable access to the books, records (including those supplemental schedules prepared by the Surviving Corporation in connection with preparation of the Post-Closing Statement), facilities and employees of the Surviving Corporation and each Subsidiary for purposes relevant to the review of such Post-Closing Statement and the resolution of any related dispute.

                             (iii) Based on the Post-Closing Statement, within three (3) days after the final determination of the Closing Differential, the Purchase Price shall be adjusted as follows: If the amount of the Closing Differential is a positive amount, then the Purchase Price shall be adjusted upward by an amount equal to the Closing Differential. In such case, Parent or the Surviving Corporation shall pay to the

         Paying Agent (as hereinafter defined) (for distribution to the holders of Company Common Stock) the increase of the Merger Consideration resulting from such adjusted Purchase Price. Conversely, if the amount of the Closing Differential is a negative amount, then the Purchase Price shall be adjusted downward by an amount equal to the Closing Differential (expressed as a positive amount), which amount shall be distributed to the Parent and the Surviving Corporation in accordance with the terms of the Escrow Agreement.

         (c) Preparation of Pre-Closing Statement/Post-Closing Statement. The Company, in the case of the Pre-Closing Statement, and the Surviving Corporation, in the case of the Post-Closing Statement, shall prepare such statements to reflect the Net Worth of the Company and the Subsidiaries in accordance with 12/31/93 GAAP and shall separately reflect the Adjusted Accounting Principles to arrive at the Net Worth Estimate and Closing Net Worth Amount, respectively.

         (d) Collection of Accounts Receivable. In the event that the Stockholders are entitled to a payment pursuant to Section 1.5(c) of the Escrow Agreement, such payment shall be deemed an increase in the Merger
Consideration.

         SECTION 2.3. No Further Ownership Rights in Company. At and after the Effective Time, each holder of shares of Company Common Stock immediately prior to the Effective Time shall cease to have any rights as a stockholder of the Company, except for the right to surrender such stockholder's certificates in exchange for receipt of the Merger Consideration described in Section 2.1(c), and after the Effective Time no transfer of shares of Company Common Stock which were outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Company. Any certificates presented after the Effective Time for transfer shall be cancelled and exchanged for the appropriate Merger Consideration. Parent shall have no obligation to deliver to Stockholders their portion of the Merger Consideration except to the extent that Stockholders have caused certificates representing Company Common Stock (or affidavits of lost certificate in form and substance acceptable to Parent, if applicable) to be tendered to Parent.

         SECTION 2.4. Payment of Indebtedness. Immediately prior to the Effective Time, the Parent will advance to the Company a loan (the "Company Loan") in an amount sufficient to repay the Designated Debt (as hereinafter defined) and the Company shall immediately apply such proceeds, by wire transfer of immediately available funds, to the payment in full of the Designated Debt and shall secure the release of any and all pledges, security interests, mortgages, or other liens securing such Designated Debt.

         SECTION 2.5.  Exchange of Certificates.

                 (a) Paying Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, (i) with a bank or trust company designated by Parent (the "Paying Agent") for the benefit of the holders of shares of Company Common Stock, for exchange through the Paying Agent in accordance with this Article II, certificates of stock and cash (the "Exchange Fund") equal to the Merger Consideration issuable pursuant to Section 2.1 as calculated at the Effective Time less the Escrow Funds and (ii) with the escrow agent (the "Escrow Agent") under the Escrow Agreement, $4,400,000 of the Cash Consideration and the number of shares of the Parent Common Stock constituting part of the Stock Consideration determined by dividing $4,400,000 by the Stock Price (collectively, the "Escrow Funds"), which amounts shall be held and subsequently distributed by the Escrow Agent pursuant to the provisions of the Escrow Agreement (the "Escrow Agreement") in substantially the form attached hereto as Exhibit A. The Paying Agent shall, pursuant to irrevocable instructions, distribute the Merger Consideration deposited in the Exchange Fund on the basis established pursuant to Section 2.1(i).

                 (b) Exchange Procedure. Parent will instruct the Paying Agent to distribute the Merger Consideration as soon as reasonably practicable after the Effective Time, to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock other than Treasury Shares as set forth herein. Upon surrender of a Certificate (or affidavit of lost Certificate in form and substance reasonably satisfactory to Parent and Paying Agent, and, if Parent or Paying Agent shall reasonably request, the posting of a bond in form and substance reasonably satisfactory to Parent and Paying Agent) to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with a blank stock power, duly executed, and such other documents as may be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor
(i) a certificate evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock formerly evidenced by such Certificate (after taking into account all shares of Company Common Stock then held of record by such holder), and cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.5(f), less the portion thereof deposited with the Escrow Agent pursuant to Section 2.5(a), and (ii) the cash consideration into which the shares of Company Common Stock theretofore represented by the Certificate so surrendered shall have been converted, less the portion thereof deposited with the Escrow Agent pursuant to Section 2.5(a). No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Certificate.

                 (c) Unregistered Transfer of Company Common Stock. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the appropriate Merger Consideration may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Paying Agent, accompanied by all documents reasonably required by Parent, including (i) documents to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid and (ii) documents evidencing transferee's representations or warranties to Parent. Until surrendered as contemplated by this Section 2.5, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration specified in Section 2.1(c) and any amounts distributable pursuant to the Escrow Agreement.

                 (d) Termination of Exchange Fund. Any funds or Parent Common Stock deposited with the Paying Agent that are payable to a former stockholder of the Company which has not submitted a claim for its portion of the Merger Consideration as described in this Section 2.5 within six months after the Effective Time shall be paid or delivered, as the case may be, to the Surviving Corporation upon demand, and any former stockholders of the Company who have not theretofore complied with the instructions for exchanging their Certificates shall thereafter look only to the Surviving Corporation for payment, it being acknowledged by Parent and Sub that the Surviving Corporation's receipt of any such amounts shall not relieve it of its payment obligations to such former stockholders. In no event will any former stockholder of the Company be entitled to receive interest or any other amounts earned on the Merger Consideration held by the Surviving Corporation in accordance with this Section 2.5(d), except as otherwise expressly provided in
Section 2.5(e).

                 (e) Distributions with Respect to Unexchanged Shares of Parent Common Stock. Dividends and other distributions declared or made after the Effective Time with respect to Parent Common Stock held in the Exchange Fund, or held by the Surviving Corporation pursuant to Section 2.5(d), shall not be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock evidenced thereby until the holder of such Certificate shall surrender such Certificate.

                 (f) Fractional Shares. No fraction of a share of Parent Common Stock shall be issued in the Merger. In lieu of any such fractional shares, each holder of Company Common Stock upon surrender of a certificate for exchange pursuant to this Section 2.5 shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Stock Price by (ii) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock then held of record by such holder).

                 (g) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.


                                  ARTICLE III

                              REPRESENTATIONS AND
                           WARRANTIES OF THE COMPANY

                 Each of the Companies, jointly and severally, represents and warrants to each of Parent and Sub as set forth below. As used in this Article III, any reference to any event, change or effect being "material" with respect to any entity means an event, change or effect related to the condition (financial or otherwise), properties, assets, liabilities, businesses, prospects or operations of such entity and its affiliates taken as a whole.

         SECTION 3.1.  Organization and Qualification.  Except as set forth in
Section 3.1 of the Disclosure Schedule, each of the Companies and their respective Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in every jurisdiction where the nature of the business conducted by it or the properties owned or leased by it requires qualification. Each of the Companies have delivered to Parent complete and correct copies of the Certificates or Articles of Incorporation and Bylaws of each of the Companies and each of their Subsidiaries.

         SECTION 3.2. Authorization. Each of the Companies has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Companies, the performance by each of the Companies of their obligations hereunder, and the consummation by them of the transactions contemplated hereby, have been duly authorized, as applicable, by the Boards of Directors of each of the Companies and their stockholders. No other corporate action on the part of any of the Companies is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Companies and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, will constitute a valid and binding obligation of each of the Companies, enforceable against them in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         SECTION 3.3. No Violation. Except as set forth in Section 3.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement by any of the Companies and the performance by any of the Companies of their obligations hereunder nor the consummation by any of the Companies of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the Certificates or Articles of Incorporation or Bylaws of any of the Companies or any of their Subsidiaries, (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change in control of any of the Companies or otherwise) any obligation, or result in the loss of any benefit, or give rise to the creation of any lien, charge, security interest or encumbrance upon any of the properties or assets of any of the Companies or their Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease, agreement or other instrument or obligation to which any of the Companies or any of their Subsidiaries is a party or by which it or any of its properties or assets may be bound or affected, or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation, of any court or governmental authority applicable to any of the Companies or any of their Subsidiaries or any of their respective properties or assets.

         SECTION 3.4.  Capitalization of each of the Companies.

                 (a) The authorized capital stock of the Company consists of 1,000,000 shares of Class A Common Stock and 4,000,000 shares of Class B Common Stock. As of the date hereof, the Company has, in the aggregate, 865,500 shares of Class A Common Stock (including 141,284 held in Treasury) and 2,820,000 shares of Class B Common Stock (including 498,370 held in Treasury) issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. Immediately prior to the Effective Time, after giving effect to the Stock Exchanges, the Company will have, in the aggregate, 1,682,660 shares of Class A Common Stock

(including 141,284 held in Treasury) and 2,820,000 shares of Class B Common Stock (including 498,370 held in Treasury) issued and outstanding, all of which shall be validly issued, fully paid and non-assessable and shall have not been issued in violation of any preemptive rights. Schedules I through V hereto set forth the ownership of all Class A Common Stock and Class B Common Stock that will be issued and outstanding immediately prior to the Effective Time, and after giving effect to the Stock Exchanges. Except as set forth in Section 3.4 of the Disclosure Schedule, there are no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating the Company to issue any additional shares of capital stock of the Company or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of the Company.

                 (b) The authorized capital stock of Owen Miscellaneous consists of 10,000 shares of Owen Miscellaneous Capital Stock, 3,600 shares of which are issued and outstanding (all of which are held by the Owen Miscellaneous Stockholders in the amounts identified in Schedule II hereto). All of the issued and outstanding shares of Owen Miscellaneous Capital Stock have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. There are no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating Owen Miscellaneous to issue any additional shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock.

                 (c) The authorized capital stock of South Carolina Steel consists of 2,500 shares of South Carolina Capital Stock, all of which are issued and outstanding (all of which are held by the South Carolina Steel Stockholders in the amounts identified in Schedule III hereto). All of the issued and outstanding shares of South Carolina Steel Capital Stock have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. There are no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating South Carolina Steel to issue any additional shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock.

         SECTION 3.5.  Subsidiaries and Equity Investments.

                 (a) Section 3.5 of the Disclosure Schedule sets forth (i) the name of each corporation of which any of the Companies directly or indirectly owns shares of capital stock having in the aggregate 50% or more of the total combined voting power of the issued and outstanding shares of capital stock entitled to vote generally in the election of directors of such corporation (individually, a "Subsidiary" and collectively, the "Subsidiaries"); (ii) the name of each corporation, partnership, joint venture or other entity (other than the Subsidiaries) in which any of the Companies have, or pursuant to any agreement have the right to acquire at any time by any means, an equity interest or investment; (iii) in the case of each of the Subsidiaries and such other corporations described in the foregoing clause (i), (A) the jurisdiction of incorporation and (B) the capitalization thereof and the percentage of each class of voting stock owned by any of the Companies or by any of their Subsidiaries, both on the date hereof and after giving effect to the Stock Exchanges; and (iv) in the case of each of such unincorporated entities, the equivalent of the information provided pursuant to the preceding clause (iii) with regard to corporate entities.

                 (b) All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, have not been issued in violation of any preemptive rights, and (except as specified in Section 3.5 of the Disclosure Schedule) are owned of record and beneficially, directly or indirectly, by each of the Companies, as the case may be, free and clear of any liens, claims, charges, security interests or other legal or equitable encumbrances, limitations or restrictions.

                 (c) There are no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating any of the Subsidiaries to issue any additional shares of capital stock of such Subsidiary or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock.

         SECTION 3.6.  Consents and Approvals.  Except as set forth in Section
3.6 of the Disclosure Schedule, other than any consents and approvals of or filings or registrations with the Antitrust Division of United States Department of Justice (the "DOJ") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the filing of articles of merger pursuant to the South Carolina BCA, and requirements of federal and state securities laws, no filing or registration with, no notice to and no permit, authorization, consent or approval of any governmental authority is necessary for the consummation by any of the Companies of the transactions contemplated by this Agreement.

         SECTION 3.7.  Financial Statements.

                 (a) The Company has delivered to Parent (i) copies of the audited consolidated balance sheets of each of the Company, Owen Miscellaneous and South Carolina Steel as of December 31, 1991, December 31, 1992 and December 31, 1993 (the "12/31/93 Balance Sheets"), together with the related audited consolidated statements of income, stockholders' equity and changes in cash flow for the fiscal years ended on such dates, and the notes thereto, accompanied by the reports thereon of the applicable firm of independent public accountants, and (ii) copies of the unaudited consolidated balance sheets of each of the Company, Owen Miscellaneous and South Carolina Steel as of March 31, 1994 (the "Interim Balance Sheets"), together with the related unaudited consolidated statements of income, stockholders' equity and changes in cash flow for the three-month period ended on such date, and the notes thereto, certified by the chief financial officer of each of the Company, Owen Miscellaneous and South Carolina Steel (such audited and unaudited interim financial statements being hereinafter referred to as the "Financial Statements"). The Financial Statements, including the notes thereto, (a) were prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") throughout the periods covered thereby, except as otherwise disclosed in Schedule 3.7 of the Disclosure Schedule, (b) present fairly in all material respects the consolidated financial position, results of operations and changes in cash flows of each of the Company, Owen Miscellaneous and South Carolina Steel as of such dates and for the periods then ended (subject, in the case of the unaudited interim Financial Statements, to normal year-end, audit adjustments consistent with prior periods that would not be material, individually or in the aggregate), and (c) in the case of the audited Financial Statements, have been audited in accordance with generally accepted auditing standards. The inventory (other than supplies) shown on the 12/31/93 Balance Sheets consists, and the inventory (other than supplies) that will be shown on the Pre-Closing Statement will consist, of items usable and saleable in the ordinary course of business of the Company, the Subsidiaries, Owen Miscellaneous and South Carolina Steel and has been or will be, as the case may be, valued in accordance with GAAP consistently applied. The supplies shown on the 12/31/93 Balance Sheet consists, and the supplies that will be shown on the Pre-Closing Statement will consist, of items usable in the ordinary course of business of the Company, the Subsidiaries, Owen Miscellaneous and South Carolina Steel and has been or will be, as the case may be, valued in accordance with GAAP consistently applied. The accounts receivable shown on the 12/31/93 Balance Sheets arose, and the accounts receivable that will be shown on the Pre-Closing Statement will arise, out of transactions in the ordinary course of business of the Company, the Subsidiaries, Owen Miscellaneous and South Carolina Steel and the related reserves are or will be, as the case may be, adequate under GAAP.

         SECTION 3.8. Absence of Undisclosed Liabilities. Except for matters relating to the transactions contemplated by the Agreement, there are no liabilities or financial obligations of any of the Companies or any of their Subsidiaries of any kind whatsoever (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that are required to be reflected on, or disclosed in the notes to, a balance sheet prepared in accordance with GAAP, other than liabilities and obligations: (a) provided for or reserved against in the Financial Statements, (b) arising after March 31, 1994 in the ordinary course of business consistent with past experience, or (c) disclosed in Section 3.8 of the Disclosure Schedule.

         SECTION 3.9.  Absence of Certain Changes.  Except as disclosed in
Section 3.9 of the Disclosure Schedule, and except for matters relating to the transactions contemplated by this Agreement, since December 31, 1993, each of the Companies and their Subsidiaries have conducted their respective businesses only in the ordinary course and since December 31, 1993 there has not occurred
(a) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of any the Companies or any of their Subsidiaries, (b) any forgiveness, cancellation or waiver by any of the Companies or any of their Subsidiaries of debts owed to any of the Companies or any of their Subsidiaries or claims or rights of any of the Companies or any of their Subsidiaries against others, or any discharge by any of the Companies or any of their Subsidiaries of any lien, charge or encumbrance or payment by any of the Companies or any of their Subsidiaries of any liability or obligation, other than, as relates to all of the foregoing, in the ordinary course of business,
(c) any material change in the credit practices of any of the Companies or any of their Subsidiaries, (d) (i) any increase in the rate or terms of compensation (including termination and severance pay) payable or to become payable by any of the Companies to any of their directors, officers or employees, or any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, program or arrangement made to, for or with any such directors, officers or employees, except, in each case, increases occurring in the ordinary course of business or as required by applicable law, and (ii) any entry by any of the Companies or any of their Subsidiaries into any employment, severance or termination agreement with any such person, (e) any entry into any agreement relating to the borrowing of money or any material agreement, commitment or transaction by any of the Companies or any of their Subsidiaries, except any agreements, commitments or transactions in the ordinary course of business, (f) any damage, destruction or theft or other casualty loss to the properties or assets owned or leased by any of the Companies or any of their Subsidiaries with a book or replacement value of $20,000 or more individually or $100,000 in the aggregate, whether or not covered by insurance (other than damage, destruction or theft or other casualty loss to any property or assets which property or assets have been repaired or replaced and the cost of such repair or replacement has been expensed by the Company), (g) any change by any of the Companies or any of their Subsidiaries in their financial or tax accounting principles or methods, except insofar as may be required by a change in GAAP, applicable law or circumstances which did not exist as of the date of the respective Financial Statements, (h) any change made or authorized in the Certificates or Articles of Incorporation or Bylaws of any of the Companies or any of their Subsidiaries, (i) any purchase, redemption, issue, sale or other acquisition or disposition by any of the Companies or any of their Subsidiaries of any shares of capital stock or other equity securities of any of the Companies or any of their Subsidiaries, or the grant of any options, warrants or other rights to purchase, or convert any obligation into, shares of capital stock or any evidence of indebtedness or other securities of any of the Companies or any of their Subsidiaries, (j) any material sale, lease, license, encumbrance or disposition by any of the

Companies or any of their Subsidiaries of any of their assets which is not in the ordinary course of business or (k) an event or condition that has had a Material Adverse Effect.

         SECTION 3.10. Litigation. Except as set forth in Section 3.10 of the Disclosure Schedule, there is no action, suit, inquiry, judicial or administrative proceeding, arbitration or investigation ("Litigation") pending or, to the knowledge of the Company, threatened against any of the Companies, any of their Subsidiaries or any of their respective properties, assets or rights before any court arbitrator or administrative or governmental body, nor is there any judgment, decree, injunction, or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against any of the Companies or any of their Subsidiaries.

         SECTION 3.11.  Liens and Encumbrances.  Except as set forth in Section
3.11 of the Disclosure Schedule, all properties and assets owned by each of the Companies and their Subsidiaries are free and clear of all title defects, liens, pledges, claims, security interests, restrictions, mortgages, tenancies and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens, options or encumbrances of any kind (collectively, "Liens") except (a) statutory Liens not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (b) purchase money Liens arising in the ordinary course, (c) Liens for taxes not yet delinquent, (d) Liens reflected in the Financial Statements (which have not been discharged) and (e) Liens which in the aggregate do not materially detract from the value or, in the case of personal property, materially impair the use by any of the Companies or any of their Subsidiaries of properties or assets subject thereto or, in the case of real property, materially impair the present and continued use in the usual and normal conduct of the business of each of the Companies and their Subsidiaries. Except as set forth on Section 3.11 of the Disclosure Schedule, all of the property, plant and equipment of each of the Companies and their Subsidiaries are owned or leased by each of the Companies or their Subsidiaries and are in satisfactory condition to conduct the business of the Companies or such Subsidiaries as presently conducted.

         SECTION 3.12.  Certain Agreements.  Except as described in Section
3.12 of the Disclosure Schedule, none of the Companies nor any of their Subsidiaries are parties to any oral or written agreement, plan or arrangement with any officer, director or employee of any of the Companies or any of their Subsidiaries (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving any of the Companies of the nature of any of the transactions contemplated by this Agreement, (ii) providing severance benefits or other benefits after the termination of employment regardless of the reason for such termination of employment, (iii) under which any person may receive payments subject to the tax imposed by Section 4999 of the Code, or (iv) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as disclosed in Section 3.12 of the Disclosure Schedule, none of the Companies or any of their Subsidiaries are parties to any oral or written (i) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation for the borrowing of money or (ii) other contract, agreement or commitment of any of the Companies or any of their Subsidiaries material to any of the Companies or any of their Subsidiaries. Except as set forth in Section 3.12 of the Disclosure Schedule, each agreement, contract or obligation described in Section 3.12 of the Disclosure Schedule, or required to be so described, is a valid and binding obligation of the parties thereto and is in full force and effect without amendment. Except as set forth in the Section 3.12 of the Disclosure Schedule, each party has performed all obligations required to be performed by it through the date hereof under the agreements so described and is not (with or without lapse of time or giving notice, or both) in breach or default in any respect thereunder.

         SECTION 3.13.  Employee Benefit Plans.

                 (a) Section 3.13 of the Disclosure Schedule sets forth a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment, consulting, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that is maintained or contributed to by any of the Companies or any of their Subsidiaries ("Employee Benefit Plans") as of the date of this Agreement.

                 (b) None of the Companies nor any of their Subsidiaries maintains or contributes to, or on or after the date which is six years prior to the date of this Agreement (the "6-Year Look Back Date") has maintained or contributed to, any "multiemployer plan," as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA, or any single-employer defined benefit plans covered by Title IV of ERISA. Each Employee Benefit Plan which is intended to be qualified under Section 401(a) and, if applicable, Section 401(k) of the Code, is so qualified, and no officer or other employee of any of the Companies or any of their Subsidiaries is aware of any event or condition which would cause any such plan to lose such qualified status.

                 Except as disclosed in Section 3.13 of the Disclosure Schedule, no action, suit, inquiry, judicial or administrative proceeding, arbitration or investigation relating to any Employee Benefit Plan (other than claims for benefits for which the plan administrative procedures have not been exhausted and "qualified domestic relations orders" as defined in Section 414(p) of the Code) is pending or, to the knowledge of any of the Companies, threatened against any of the Companies, any of their Subsidiaries or any Employee Benefit Plan before any court, arbitrator or administrative or governmental body. None of the Companies or any of their Subsidiaries have failed to make contributions to any Employee Benefit Plan that are required to be made on or after January 1, 1992 under the terms of such Employee Benefit Plans or under applicable law. None of the Companies, any of their Subsidiaries, any officer of any of the Companies or any of their Subsidiaries, or any of the Employee Benefit Plans of any of the Companies and any of their Subsidiaries which are subject to ERISA, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or under ERISA on or after the 6-Year Look Back Date, which could reasonably subject any of the Companies, their Subsidiaries, any officer of any of the Companies or any of their Subsidiaries, any of such plans or any trust to any material tax or penalty on prohibited transactions or any other liability imposed by such
Section 4975 or under ERISA . Each of the Companies and their Subsidiaries are in good faith material compliance with the continuation coverage requirements of group health plans as described in Section 4980B of the Code.

         SECTION 3.14. Taxes. Except as set forth in Section 3.14 of the Disclosure Schedule:

                 (a) Each of the Companies and their Subsidiaries have, during the past three (3) years, timely filed or caused to be filed all federal, state, local and foreign Tax (as defined below) returns required to be filed and have paid or caused to be paid, or has made adequate provision or set up an adequate accrual or reserve on each of the books of the Companies or the Subsidiaries for the payment of, all Taxes required to be paid in respect of the periods for which returns are due, and has established an adequate accrual or reserve under GAAP on each of the books of the Companies or the Subsidiaries for the payment of all Taxes payable in respect of the period, including portions thereof, subsequent to the last of said periods required to be so accrued or reserved up to and including the close of the Closing Date. For these purposes, the Tax attributable to the period up to and including the close of the Closing Date shall be determined as if the taxable year of each of the Companies and the Subsidiaries ended as of the close of the Closing Date and shall not include any Tax resulting from (i) any act or failure to act by the Companies, the Subsidiaries, Parent or Sub occurring after the Effective Time or (ii) a breach of any of the representations set forth in

Section 5.8 hereof. There are no federal, state, and foreign income tax returns which are due from any of the Companies or their Subsidiaries which have not been filed.

                 (b) There is no delinquency by the Companies in the payment of any material Tax. No material deficiencies for any Tax, assessment or governmental charge have been claimed, proposed or assessed against any of the Companies or any of their assets, and to the knowledge of each of the Companies, none have been threatened.

                 (c) No waiver or extension of time to assess any Taxes has been given or requested. None of the Companies have received notice of any claim made by any taxing authority in any jurisdiction where any of the Companies do not file Tax returns that any of the Companies are or may be subject to taxation by that jurisdiction.

                 (d) The federal, state, local and foreign Tax returns that include any of the Companies have not been audited since the date of the most recent audit set forth in Section 3.14 of the Disclosure Schedule by the Internal Revenue Service or comparable state or local agencies.

                 (e) Each of the Company, Owen Miscellaneous and South Carolina Steel will transfer Substantially All (as hereinafter defined) of its assets to Sub in connection with the merger of each of those corporations into Sub, as contemplated by this Agreement. As used herein, (i) the term "Substantially All," when used in reference to the assets of a corporation, means assets that (a) include all of the assets of such corporation used in the trades or businesses conducted by such corporation Immediately Before (as hereinafter defined) the merger under consideration, and (b) have a fair market value that (1) when reduced by the issue price of all of the liabilities of such corporation, exceeds 90% of the excess of the total fair market value of the assets owned by such corporation Immediately Before the merger under consideration over the total issue price of all liabilities of such corporation in existence Immediately Before the merger under consideration, and (2) exceeds 70% of the total fair market value of all of the assets owned by such corporation Immediately Before the merger under consideration; and (ii) the term "Immediately Before," when used in reference to assets, trades or businesses, or liabilities of a corporation, includes all assets, trades or businesses and liabilities of such corporation owned, conducted or outstanding immediately before the merger under consideration and immediately before the completion of any distributions, sales or other transactions that were planned, undertaken, or completed at a time when any of the transactions contemplated by this Agreement were under consideration by such corporation or its stockholders.

                 (f) All liabilities of the Company, Owen Miscellaneous and South Carolina Steel (each a "Merged Company") existing as of the Effective Time that will be assumed by

Sub in connection with the Merger and the Post-Closing Mergers (as hereinafter defined) (collectively, the "Mergers") have been incurred by each such Merged Company in the ordinary course of its business and are related to the assets to be transferred by such Merged Company in the Mergers.

                 (g) None of the Merged Companies is an investment company described in Section 368(a)(2)(F)(iii) of the Code.

                 (h) The sum of the cash and fair market value of the shares of Parent Common Stock received by each Stockholder in connection with the Merger approximately equals the sum of the fair market value of the shares of each of the Companies' stock exchanged by such Stockholder for such cash and Parent Common Stock.

                 (i) Each Stockholder will pay all expenses, if any, incurred by such Stockholder in connection with the transactions contemplated by this Agreement, and each of the Companies will pay all expenses, if any, incurred by each of such Companies in connection with the transactions contemplated by this Agreement.

                 (j) None of the Companies has, at any time during the period beginning on January 1, 1991, and ending on the date of the Effective Time, made any distributions with respect to, or in redemption of, any of its stock or any stock of another one of the Companies, other than dividends in the ordinary course of business in the amounts set forth on Section 3.14 of the Disclosure Schedule.

                 (k) Except as contemplated by this Agreement, during the period beginning on January 1, 1991, and ending on the date of the Effective Time, there have been no sales, exchanges or other dispositions of any shares of capital stock of any of the Companies.

                 (l) The Company has owned at least 86% of the Owen Joist Capital Stock (which is that corporation's only class of outstanding stock since the inception of that corporation) since January 1, 1991, and no shares of Owen Joist Capital Stock have been sold, redeemed, exchanged or otherwise disposed of since that date or in contemplation of any of the transactions contemplated by this Agreement. The Company and Owen Joist, together, have owned at least 83% of the Owen Electric Capital Stock (which is that corporation's only class of outstanding stock since the inception of that corporation) since January 1, 1991, and no shares of Owen Electric Capital Stock have been sold, redeemed, exchanged or otherwise disposed of since that date or in contemplation of any of the transactions contemplated by this Agreement.

                 For the purposes of this Agreement, the term "Tax" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States Federal, state, local and foreign or other taxing authority on any of the Companies or any of their Subsidiaries (including, without limitation, as a result of being a member of an affiliated, combined or unitary group or as a result of any obligation arising out of an agreement to indemnify any other person), and including, but not limited to, those related to income, gross receipts, gross income, sales, use, occupation, services, leasing, valuation, transfer, license, customs duties or franchise.

         SECTION 3.15.  Compliance with Applicable Law.  Except as set forth in
Section 3.15 of the Disclosure Schedule, each of the Companies and their Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under and pursuant to, and the businesses of each of the Companies and their Subsidiaries are not being conducted in violation of, any provision of any Federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to any of the Companies or any Subsidiary.

         SECTION 3.16. Brokers' Fees and Commissions. Except for Wheat, First Securities, Inc. and Philpott, Ball & Company, none of the Companies, their directors or officers, or, to their knowledge, any of their employees or agents, has employed any investment banker, broker, or finder in connection with the transactions contemplated hereby.

         SECTION 3.17. Proprietary Rights. Section 3.17 of the Disclosure Schedule contains an accurate and complete list of all domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, registered copyrights, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications owned or used by any of the Companies or any of their Subsidiaries in the operation of their businesses (collectively, the "Intellectual Property"). Except as set forth in Section 3.17 of the Disclosure Schedule, each of the Companies and their Subsidiaries own the entire right, title and interest in and to the Intellectual Property, trade secrets and other confidential proprietary information used in the operation of their business (including, without limitation, the right to use and license the same). Except as set forth in Section 3.17 of the Disclosure Schedule, there are no pending, or to the knowledge of any of the Companies, threatened actions of any nature affecting the Intellectual Property. Section 3.17 of the Disclosure Schedule lists all notices or claims currently pending or received by any of the Companies or any of their Subsidiaries which claim infringement of any domestic or foreign letters patent, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, service marks, copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. Except as set forth in Section 3.17 of the Disclosure Schedule, to the knowledge of any of the Companies, none of the Companies or the Subsidiaries infringes or has misappropriated any domestic or foreign letters patent, patents, patent applications, patent licenses and know-how licenses, trade name, trademark registrations and applications, trademarks, service marks, copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. Except as set forth in Section 3.17 of the Disclosure Schedule, all letters patent, registrations and certificates issued by any governmental authority relating to any of the Intellectual Property and all licenses and other agreements pursuant to which any of the Companies or any of their Subsidiaries use any of the Intellectual Property, are valid and subsisting, have been properly maintained and none of the Companies, their Subsidiaries or, to the knowledge of any of the Companies, any other person is in default or violation thereunder.

         SECTION 3.18. Labor Relations. Section 3.18 of the Disclosure Schedule sets forth an accurate and complete list of all written agreements, arrangements or understandings with officers, directors and employees of each of the Companies and their Subsidiaries regarding services to be rendered, including collective bargaining agreements. Except as listed or described on
Section 3.18 of the Disclosure Schedule, each of the Companies and their Subsidiaries (a) are, and have been for the past three years, in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours, and plant closing, occupational safety and health and workers' compensation and are not engaged in any unfair labor practices, (b) have no, and have not had in the past three years any, unfair labor practice charges or complaints pending or, to the knowledge of any of the Companies, threatened against any of them before the National Labor Relations Board, (c) have no, and have not had in the past three years any, grievances pending or, to the knowledge of any of the Companies, threatened against them that would have a Material Adverse Effect and (d) have no, and have not had in the past three years any, charges pending before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices. There is no labor strike, slowdown, work stoppage or lockout actually pending or, to the knowledge of any of the Companies, threatened against or affecting any of the Companies or any of their Subsidiaries. To the knowledge of any of the Companies, no union organizational campaign or representation petition is currently pending with respect to the employees of the Companies or the Subsidiaries.

         SECTION 3.19. Insurance. Each of the Companies has insurance policies in full force and effect for such amounts as are sufficient for material compliance with all requirements of law and of all agreements to which any of the Companies and their Subsidiaries are parties or by which they are bound. Set forth in Section 3.19 of the

Disclosure Schedule is a list of all fire, liability and other forms of insurance and all fidelity bonds held by or applicable to each of the Companies or their Subsidiaries or their businesses or properties, setting forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage and annual premium. Except as set forth in Section 3.19 of the Disclosure Schedule, no event relating to any of the Companies or their Subsidiaries or their business has occurred which can reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which is likely to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled within the last two years and, to the knowledge of any of the Companies, no threat has been made to cancel any insurance policy of any of the Companies or their Subsidiaries during such period. Except as noted on
Schedule 3.19 of the Disclosure Schedule, all such insurance will remain in full force and effect with respect to periods before the Closing after giving effect to the Merger and the transactions contemplated hereby. No event has occurred, including, without limitation, the failure by any of the Companies or their Subsidiaries to give any notice or information or any of the Companies or their Subsidiaries giving any inaccurate or erroneous notice or information, which limits or impairs the rights of any of the Companies or their Subsidiaries under any such insurance policies.

         SECTION 3.20. Real Estate. Except as set forth in Section 3.20 of the Disclosure Schedule, each of the Companies and their Subsidiaries have good and marketable title in fee simple to all real properties owned by them and in good and transferable leaseholds in all real estate leased by them, in each case, under valid and enforceable leases. Except as disclosed in Section 3.20 of the Disclosure Schedule, none of such real properties is subject to any easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments which materially and adversely affect the value thereof or which interfere with or impair the present and continued use in the usual and normal conduct of the business of each of Companies and their Subsidiaries. Section 3.20 of the Disclosure Schedule lists (i) the street address of each parcel of real property owned by each of the Companies or their Subsidiaries (the "Owned Real Property") and
(ii) as to each parcel of Owned Real Property, the number of the title policy, if any, and the name of the company issuing such policy, insuring that the Company, Owen Miscellaneous, South Carolina Steel or a Subsidiary is the fee owner of such parcel (each such policy being referred to herein as a "Title Policy" and the insured under each such policy being referred to herein as an "Insured"). The Companies have delivered to Parent true and complete copies of
(a) each Title Policy and (b) as to each parcel of Owned Real Property, the recorded deed whereby the Insured acquired title to such parcel. Each Title Policy is valid and binding on the relevant insurer(s) in accordance with its terms and is in full force and effect, and the consummation of the transactions contemplated by this Agreement will not affect the interest of the Insured in any Title Policy.

         SECTION 3.21. Personal Property. Except as set forth in Section 3.21 of the Disclosure Schedule, each of the Companies and their Subsidiaries own outright and have good title to all the machinery, equipment, furniture, fixtures, inventory, receivables and other tangible or intangible personal property reflected on the latest balance sheets included in the Financial Statements and all such property acquired since the date thereof, except for sales and other dispositions made in the ordinary course of business consistent with past practices since such date.

         SECTION 3.22.  Environmental Matters.  Except as set forth in Section
3.22 of the Disclosure Schedule.

                 (a) the operations of each of the Companies and their Subsidiaries are in compliance with all applicable Environmental Laws (as hereinafter defined);

                 (b)(i) each of the Companies and their Subsidiaries have obtained and currently maintain all Environmental Permits (as hereinafter defined) necessary for their operations and are in compliance with such Environmental Permits, (ii) there are no Legal Proceedings pending or, to the knowledge of any of the Companies, threatened to revoke such Environmental Permits, and (iii) none of the Companies or their Subsidiaries has received any notice from any Governmental Authority (as hereinafter defined) or written notice from any person (as hereinafter defined) to the effect that there is lacking any Environmental Permit required for the current use or operation of any property owned, operated or leased by any of the Companies or their Subsidiaries;

                 (c) there are no Legal Proceedings pending or, to the knowledge of the Companies, threatened against any of the Companies or any of their Subsidiaries alleging the violation of any Environmental Law or Environmental Permit;

                 (d) none of the Companies, their Subsidiaries or any predecessor of any of the Companies or their Subsidiaries, or any current or, to the knowledge of the Companies, former owner or operator of premises currently leased or operated by any of the Companies or their Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment, storage, or disposal of or reporting a Release or threatened Release of any Hazardous Material (as hereinafter defined) into the environment;

                 (e) none of the Companies or their Subsidiaries or any of their past or current facilities and operations, or any predecessor of any of the Companies or their Subsidiaries are subject to any outstanding written Order (as hereinafter defined) or Contract (as hereinafter defined) with any Governmental Authority or other person, or to any federal, state, local or foreign investigation respecting (i) Environmental Laws, (ii) Remedial Action (as hereinafter defined), (iii) any Environmental Claim (as hereinafter defined) or (iv) the Release or threatened Release of any Hazardous Material;

                 (f) none of the real property currently or formerly owned, operated or leased by any of the Companies or any of their Subsidiaries, and, to the knowledge of the Companies, all property adjacent to such properties has been contaminated by or from any Hazardous Materials in quantities or at levels that would require remediation by the Companies or their Subsidiaries under the Environmental Laws;

                 (g) none of the operations of any of the Companies, their Subsidiaries, or any predecessor of any of the Companies or their Subsidiaries, or of any owner of premises currently leased or operated by any of the Companies or their Subsidiaries involves or previously involved the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent;

                 (h) there is not now, nor (to the knowledge of the Companies for all periods prior to their ownership, lease or operation of such real property) has there been in the past, on, in or under any real property currently or formerly owned, leased or operated by any of the Companies, their Subsidiaries or any of their predecessors (i) any underground storage tanks, above-ground storage tanks, dikes or impoundments, (ii) any asbestos-containing materials, (iii) any polychlorinated biphenyls or (iv) any radioactive substances; and

                 (i) none of the Companies or any of their Subsidiaries is subject to Environmental Costs and Liabilities (as hereinafter defined) with respect to Hazardous Materials at levels that would require remediation by the Companies or the Subsidiaries under the Environmental Laws, and no facts or circumstances exist which could give rise to Environmental Costs and Liabilities with respect to compliance with Environmental Laws applicable to Hazardous Materials.

         SECTION 3.23. Customers, Suppliers and Employees. Except as described in Section 3.23 of the Disclosure Schedule, since January 1, 1993 there has not been any material adverse change in the business relationship of any of the Companies or their Subsidiaries with any customer or supplier, and none of the Companies have reason to believe that there will be any such adverse change in the future as a result of the consummation of the transactions contemplated by this Agreement or otherwise. Except as described in Section 3.23 of the Disclosure Schedule, none of the Companies has reason to believe that any employee material to the business of any of the Companies will resign his employment with any of the Companies or their Subsidiaries as a result of the consummation of the transactions contemplated by this Agreement.

         SECTION 3.24. Information. No representation or warranty by any of the Companies contained in this Agreement (including the Disclosure Schedule hereto) or in any certificate furnished pursuant to Section 7.2 contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

         SECTION 3.25. Certain Business Practices and Regulations; Potential Conflicts of Interest. (a) None of the Companies, their Subsidiaries or any directors, officers, agents or employees of any of the Companies or their Subsidiaries has (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity,
(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

                 (b) Except as set forth in Section 3.25 of the Disclosure Schedule, none of the stockholders, officers or directors of any of the Companies or their Subsidiaries or any entity controlled by any of the foregoing (i) owns, directly or indirectly, any significant interest in, or is a director, officer, employee, consultant or agent of, any person which is a competitor, lessor, lessee or customer of, or supplier of goods or services to, any of the Companies or their Subsidiaries, (ii) owns, directly or indirectly, in whole or in part, any real property, leasehold interests or other property with a fair market value of at least $25,000 in the aggregate the use of which is necessary for the business of any of the Companies or their Subsidiaries,
(iii) has any cause of action or other suit, action or claim whatsoever against, or owes any amount to any of the Companies or their Subsidiaries other than claims in the ordinary course of business, (iv) has sold to, or purchased from, any of the Companies or their Subsidiaries any assets or property for aggregate consideration in excess of $25,000 since January 1, 1991, or (v) is a party to any contract or participates in any arrangement, written or oral, pursuant to which any of the Companies or their Subsidiaries provide office space or services of any nature to any such individual or entity, except to such individual in his capacity as an employee of any of the Companies or their Subsidiaries.

                                   ARTICLE IV

                              REPRESENTATIONS AND
                           WARRANTIES OF STOCKHOLDERS

         Each Stockholder, severally and not jointly, for such Stockholder alone, represents and warrants to the Parent and Sub that, as of the date of this Agreement:

         SECTION 4.1. Ownership of Shares. Such Stockholder is the holder of record and owns beneficially that number of shares of Company Common Stock, Owen Miscellaneous Capital Stock, South Carolina Steel Capital Stock, Owen Joist Capital Stock and Owen Electric Capital Stock set forth opposite his, her or its name on Schedules I through V hereto. Such Stockholder owns the shares set forth on such Schedules free and clear of any liens, claims or encumbrances (other than the restrictions on transfer that will be waived at the Effective Time pursuant to Section 6.17). Such Stockholder is not a party to any voting trust, proxy or other agreement with respect to the voting of any shares of Company Common Stock, Owen Miscellaneous Capital Stock, South Carolina Steel Capital Stock, Owen Joist Capital Stock or Owen Electric Capital Stock which will remain in force or effect after the Closing.

         SECTION 4.2.  Authority.

                 (a) If such Stockholder is a trust, such Stockholder has been duly created and is validly existing under the laws of the jurisdiction of its creation; such Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform the obligations of such Stockholder hereunder; and the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder.

                 (b) Such Stockholder has full legal capacity to execute and deliver this Agreement and to perform the obligations of such Stockholder hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, Sub, each of the Companies, and each of the other Stockholders, will constitute a valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. Except as required pursuant to
Section 13 of the Securities Exchange Act of 1934, as amended, each consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body, or any other person required by applicable law on or before the Effective Time for or in connection with the execution and delivery by such Stockholder of this Agreement, or the performance by such Stockholder of his, her or its obligations hereunder, will have been obtained or made on or before the Effective Time, except where the failure to obtain any such consent, authorization, order, approval, filing or registration would not affect such Stockholder's ability to perform his, her or its obligations under this Agreement in any material respect.

         SECTION 4.3. No Conflicts. The execution, delivery and performance by such Stockholder of this Agreement does not (i) violate or breach any provision of any law or statute applicable to such Stockholder (and, if such Stockholder is a trust, any provision of its trust instrument), except where the violation or breach would not affect such Stockholder's ability to perform its obligations under this Agreement in any material respect or (ii) violate, breach, cause a default under, or result in the creation of a lien or other encumbrance pursuant to, any agreement or instrument to which such Stockholder is a party or to which it or any of its properties may be subject, except where the violation, breach, default or creation of a lien or other encumbrance is not material to such Stockholder's ability to perform the obligations of such Stockholder under this Agreement in any material respect.

         SECTION 4.4. Investment Intent. To the extent a Stockholder receives Parent Common Stock:

                 (a) The Parent Common Stock is being acquired by such Stockholder solely for its own account, for investment, and not with a view to any distribution thereof in violation of the Securities Act of 1933, as amended (the "Securities Act"), or the applicable state securities laws of any state.

                 (b) Such Stockholder understands that the Parent Common Stock has not been registered under the Securities Act or the securities laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration becomes or is available.

                 (c) Such Stockholder is financially able to hold the Parent Common Stock for long-term investment and recognizes that there are substantial risks involved in the ownership of Parent Common Stock.

                 (d) Such Stockholder, either alone or with such Stockholder's "purchaser representative" (as defined in Rule 501(h) of the Securities Act), has such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of the prospective investment in the Parent Common Stock.

                 (e)      Such Stockholder if his, her or its name appears on
Schedule 4.4 to the Disclosure Schedule is an "accredited investor," as defined under Rule 501(a) promulgated under the Securities Act.

         SECTION 4.5. Brokers and Finders. Except for Philpott, Ball & Company, such Stockholder has not employed any investment banker, broker or finder, or incurred any liability for brokerage fees, commissions or finders fees, in connection with the transactions contemplated by this Agreement.

         SECTION 4.6. Continuity of Proprietary Interest. There is no obligation, plan, intention or commitment on the part of any Stockholder to sell or otherwise dispose of any of the shares of Parent Common Stock to be received by such Stockholder pursuant to the Merger.

         SECTION 4.7.  Allocation of Cash and Parent Common Stock.  Pursuant to
Section 2.1 of the Agreement (including, without limitation, Section 2.1(i) of the Agreement), (i) each of the Stockholders who own shares of Owen Electric and Owen Joist will receive only cash from Parent pursuant to the Merger in exchange for the shares of Class A Common Stock issued to such stockholder in exchange for such Stockholder's Owen Electric Capital Stock or Owen Joist Capital Stock, as the case may be; (ii) of the total consideration transferred in the Merger to the former stockholders of South Carolina Steel in exchange for their Class A Common Stock received pursuant to the South Carolina Steel Exchange, Parent Common Stock having a fair market value on the date of issuance equal to at least 45% of such total consideration will be received by such former stockholders in exchange for the Class A Common Stock issued to such former stockholders pursuant to the South Carolina Steel Exchange, as contemplated by this Agreement; (iii) of the total consideration transferred in the Merger to the former stockholders of Owen Miscellaneous in exchange for their Company Common Stock received pursuant to the Owen Miscellaneous Exchange, Parent Common Stock having a fair market value on the date of issuance equal to at least 45% of such total consideration will be received by such former stockholders in exchange for the Class A Common Stock issued to such former stockholders pursuant to the Owen Miscellaneous Exchange, as contemplated by this Agreement; and (iv) of the total consideration transferred in the Merger to the existing holders of Company Common Stock in exchange for such shares (other than any shares received by such holders pursuant to the Stock Exchanges), Parent Common Stock having a fair market value on the date of issuance equal to at least 45% of such total consideration will be received by such existing holders of Company Common Stock.


                                   ARTICLE V

                              REPRESENTATIONS AND
                          WARRANTIES OF PARENT AND SUB

         Parent and Sub hereby jointly represent and warrant to each of the Companies and the Stockholders that:

         SECTION 5.1. Organization and Qualification. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite power and authority to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of property by it or the conduct of its business requires such licensing or qualification the failure of which would have a material adverse effect on the business, properties, assets or financial condition of Parent or Sub.

         SECTION 5.2. Authorization. Parent and Sub have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceeding, including any shareholder vote, on the part of Parent or Sub is necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Sub and, assuming the Agreement constitutes a valid and binding obligation of each of the Company, Owen Miscellaneous, South Carolina Steel, and each of the Stockholders, will constitute a valid and binding obligation of Parent and Sub, enforceable against each of them in accordance with its terms, except to the extent that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         SECTION 5.3. No Violation. Neither the execution and delivery of this Agreement by Parent and Sub and the performance by Parent and Sub of their obligations hereunder nor the consummation by Parent and Sub of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the Certificate or Articles of

Incorporation or Bylaws of Parent or Sub, (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate any obligation or result in the loss of a benefit or give rise to the creation of any lien, charge, security interest or encumbrance upon any of the respective properties or assets of Parent, Sub or any of Parent's subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Sub or any of Parent's subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or domestic or foreign governmental authority applicable to Parent, Sub or any of Parent's subsidiaries or any of their respective properties or assets.

         SECTION 5.4. Consents and Approvals. Other than any consents and approvals of or filings or registrations with the DOJ pursuant to the HSR Act, the filing of articles of merger pursuant to the South Carolina BCA, and requirements of federal and state securities laws, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any public or governmental body or authority is necessary for the consummation by Parent or Sub of the transactions contemplated by this Agreement.

         SECTION 5.5. Brokers' Fees and Commissions. Except for Lehman Brothers, neither Parent nor any of its directors or officers, nor, to its knowledge, any of its employees or agents, has employed any investment banker, broker or finder in connection with the transactions contemplated hereby.

         SECTION 5.6. Capitalization. The entire authorized capital stock of the Parent consists of 20,000,000 shares of Parent Common Stock, of which 14,276,872 shares were issued and outstanding as of the date of this Agreement, and 2,000,000 shares of preferred stock, none of which is issued or outstanding. All issued and outstanding shares of the Parent are duly authorized, validly issued, fully paid and non-assessable. The entire authorized capital stock of Sub consists of 1,000 shares of common stock, $.01 par value per share, of which 1,000 shares are issued and outstanding. All issued and outstanding shares of common stock of Sub are duly authorized, validly issued, fully paid and non-assessable. The Parent owns beneficially and of record all of the issued and outstanding shares of capital stock of Sub. The shares of the Parent Common Stock issued to each Stockholder pursuant to the Merger will be duly authorized, validly issued, fully paid and non-assessable and shall not be issued in violation of any preemptive rights.

         SECTION 5.7. Securities Reports. (a) Since August 31, 1993, Parent has filed (i) all forms, reports, statements and other documents required to be filed with (A) the Securities and Exchange Commission ("SEC"), including, without limitation (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Reports on Form 8-K, (5) all other reports or registration statements and (6) all amendments and supplements to all such reports and registration statements (collectively, the "Parent SEC Reports") and (B) any other applicable state securities authorities and (ii) all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, except where the failure to file any such forms, reports, statements or other documents under this clause (ii) would not have an Material Adverse Effect (all such forms, reports, statements and other documents in clauses (i) and (ii) of this Section
5.7 being referred to herein, collectively, as the "Parent Reports"). The Parent Reports, including all Parent Reports filed after the date of this Agreement and prior to the Effective Time (x) were or will be prepared in all material respects in accordance with the requirements of applicable law (including, with respect to the Parent SEC Reports, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports) and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         SECTION 5.8.  Taxes.

                 (a) Prior to the Merger and the Post-Closing Mergers, Parent will be in control of Sub within Section 368(c)(1) of the Code.

                 (b) Following the Merger and the Post-Closing Mergers, Sub will not issue additional shares of its stock that would result in Parent losing control of Sub within the meaning of Section 368(c)(1) of the Code.

                 (c) Parent has no plan or intention to reacquire any of the shares of Parent Common Stock issued pursuant to the Merger (except for acquisitions that result under the Escrow Agreement (as hereinafter defined)).

                 (d) Parent has no intention to liquidate Sub; to merge Sub with and into another corporation; or to sell or otherwise dispose of any of the assets of each of the Companies acquired pursuant to the Merger and the Post-Closing Mergers, except for dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C) of the Code.

                 (e) Following the Merger and the Post-Closing Mergers, Sub intends to continue the historic business of each of the Companies or use a significant portion of the business assets of each of the Companies in a business.

                 (f) Parent and Sub will pay their respective expenses, if any, incurred in connection with the transactions contemplated by this Agreement.

                 (g)      Parent is not an investment company as defined in
Section 368(a)(2)(F)(iii) of the Code.

                 (h) Immediately after the Effective Time on the Closing Date, (i) Sub shall cause each of Owen Miscellaneous and South Carolina Steel to adopt plans of merger, pursuant to which Owen Miscellaneous and South Carolina Steel will merge into Sub, with Sub being the surviving corporation, and (ii) pursuant to said plans of merger, Owen Miscellaneous and South Carolina Steel will merge into Sub, with Sub being the surviving corporation (the "Post-Closing Mergers").

                                   ARTICLE VI

                                   COVENANTS

         SECTION 6.1. Conduct of Business of each of the Companies Prior to the Effective Time. During the period from the date of this Agreement and continuing until the Effective Time, each of the Companies agree that except as set forth in Section 6.1 of the Disclosure Schedule or as expressly contemplated or permitted by this Agreement or to the extent that Parent shall otherwise consent in writing, each of the Companies and their Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and other than actions taken in the ordinary course of business, shall use their best efforts to (i) preserve intact their present business organization, (ii) keep available the services of their present officers and employees material to the Companies and (iii) preserve their relationships with material customers, suppliers and others having business dealings with them, provided, however, that nothing in this Section 6.1 shall require any of the Companies to deviate from their normal business practices or to offer any additional compensation or incentives to employees, customers, suppliers or others. Without limiting the generality of the foregoing, prior to the Effective Time, and except as expressly contemplated or permitted by this Agreement, or required by applicable law, or disclosed in Schedule 6.1 of the Disclosure Schedule, none of the Companies will, and none of the Companies will permit any of their Subsidiaries to, without the prior written consent of Parent:

                 (a) split, combine or reclassify any shares of its capital stock, declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, or directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock or other securities;

                 (b) issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class of any of the Companies or their Subsidiaries or any securities convertible into or exercisable or exchangeable for shares of stock of any class of any of the Companies or their Subsidiaries (other than issuance of Certificates in replacement of lost Certificates);

                 (c) intentionally incur any liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practices or issue any debt securities or, other than in the ordinary course consistent with past practices, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

                 (d) acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or significant assets thereof or acquire, or agree to acquire, directly or indirectly, any equity interest in any person or incur any capital expenditures other than the capital expenditures set forth in
Section 6.1 of the Disclosure Schedule;

                 (e) amend or modify its Certificate or Articles of Incorporation or Bylaws (other than an amendment to the Articles of Incorporation of the Company which amendment only increases the authorized shares of Class A Common Stock up to an amount necessary to effect the Stock Exchanges);

                 (f) sell, lease, license, encumber or dispose of any of its assets, other than in the ordinary course of business consistent with past practices;

                 (g) amend or terminate any material contract or other agreement, other than in the ordinary course of business consistent with past practices;

                 (h) make any change in financial or tax accounting methods, principles or practices or make or cause to be made any elections on Tax returns of any of the Companies, unless required by GAAP or applicable law;

                 (i) extend credit in the sale of products, collection of receivables or otherwise, other than in the ordinary course of business consistent with past practices (provided that refraining from pursuing collection of delinquent accounts shall not be deemed to be extending credit);

                 (j) fail to maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years;

                 (k) fail to use its best efforts to take, or omit to use its best efforts to take, any action where such failure or omission would cause
(x) any representation or warranty in Article III hereof (but excluding any representations or warranties which specifically relate to an earlier date) to be untrue or incorrect in any material respect as of the Closing or (y) any of the conditions to the Merger set forth in Article VII not being satisfied;

                 (l) adopt or amend in any material respect any collective bargaining agreement or Employee Benefit Plan other than as required by law;

                 (m) grant to any executive officer any increase in compensation or in severance or termination pay, grant any severance or termination pay, or enter into to any employment agreement with any executive officer, except as may be required under employment or termination agreements in effect on the date of this Agreement;

                 (n) enter into any agreement, including an agreement to purchase or lease assets or operating supplies, which includes an aggregate payment or commitment on the part of either party of more than $100,000 other than agreements or arrangements entered into in the ordinary course of business as currently conducted in connection with the submission or award of any binding bid permitted by Section 6.1(o);

                 (o) submit any binding bid other than in the ordinary course of business as currently conducted;

                 (p) make any changes or agree to make any changes to any federal or state income Tax returns filed prior to the date hereof or file any amended federal or state income Tax returns;

                 (q) amend or extend (beyond the Closing Date) the term of the Interim Management Agreement (as hereinafter defined); or

                 (r) agree, in writing or otherwise, to do any of the foregoing.

         SECTION 6.2. Access to Information. Between the date of this Agreement and the Effective Time, upon reasonable notice and at reasonable times without significant disruption to the business of any of the Companies, each of the Companies will give Parent and its authorized representatives reasonable access to all personnel, offices and other facilities, and to all books and records of each of the Companies (including Tax returns and accounting work papers) and will permit Parent to make and will fully cooperate with regard to such inspections as it may reasonably require and will cause its officers to furnish Parent such financial and operating data and other information with respect to the business and properties of each of the Companies as Parent may from time to time reasonably request.

         SECTION 6.3. All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including, without limitation, the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         SECTION 6.4. Consents and Approvals. The parties hereto each will cooperate with one another and use all reasonable efforts to prepare all necessary documentation (including, without limitation, furnishing all information required under the HSR Act), to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. Each party will keep the other party apprised of the status of any inquiries made of such party by the DOJ or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby or thereby.

         SECTION 6.5. Public Announcements. Parent and the Company will consult with each other and will mutually agree (the agreement of each party not to be unreasonably withheld) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations, provided, however, that Parent and the Company will give prior notice to the other party of the content and timing of any such press release or other public statement required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

         SECTION 6.6. Disclosure Supplements. From time to time prior to the Effective Time, each of the Companies will promptly supplement or amend the Disclosure Schedule delivered in connection herewith with respect to any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. Any such supplement or amendment shall have the effect of the Companies failing to satisfy the condition set forth in
Section 7.2(a); provided, however, that by consummating the transactions contemplated hereby, Parent waives any right or claim it may otherwise have or have had on account of any matter so disclosed in such supplement or amendment, so long as the Company has disclosed such event or fact to Parent in writing promptly after the Company becomes aware of such event or fact and at least five days prior to the Closing.

         SECTION 6.7. No Other Bids. From and after the date hereof, none of the Companies shall, nor shall they permit any of their Subsidiaries to, nor shall they authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other representative retained by the Companies or any of their Subsidiaries to, solicit, initiate or encourage submission of any proposal or offer (including by way of furnishing information) from any person which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. As used in this Agreement, "Acquisition Proposal" shall mean any proposal for a merger or other business combination involving any of the Companies or any of their Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in any of the Companies or any of their Subsidiaries or a substantial portion of the assets of any of the Companies or any of their Subsidiaries.

         SECTION 6.8. South Carolina Steel Exchange. Prior to the Effective Time, the Company and South Carolina Steel Stockholders will consummate the South Carolina Steel Exchange, on terms and conditions reasonably satisfactory to Parent, pursuant to which (a) each share of South Carolina Steel Capital Stock shall be exchanged for 418 validly issued, fully paid and non-assessable shares of Class A Common Stock and (b) the Company will acquire 100% of the issued and outstanding capital stock of South Carolina Steel.

         SECTION 6.9. Owen Miscellaneous Exchange. Prior to the Effective Time, the Company and Owen Miscellaneous Stockholders will consummate the Owen Miscellaneous Exchange, on terms and conditions reasonably satisfactory to Parent, pursuant to which (a) each share of Owen Miscellaneous Capital Stock shall be exchanged for 43 validly issued, fully paid and non-assessable shares of Class A Common Stock and (b) the Company will acquire 100% of the issued and outstanding capital stock of Owen Miscellaneous.

         SECTION 6.10. Owen Joist Exchange. Prior to the Effective Time, the Company and the Owen Joist Stockholders will consummate the Owen Joist Exchange, on terms and conditions reasonably satisfactory to Parent, pursuant to which (a) each share of the Owen Joist Capital Stock (other than the shares held by the Company) shall be exchanged for 12 validly issued, fully paid and non-assessable shares of the Class A Common Stock and (b) the Company will acquire 100% of the issued and outstanding capital stock of Owen Joist.

         SECTION 6.11. Owen Electric Exchange. Prior to the Effective Time, the Company and the Owen Electric Stockholders will consummate the Owen Electric Exchange, on terms and conditions reasonably satisfactory to Parent, pursuant to which (a) each share of the Owen Electric Capital Stock (other than the shares held by the Company, Owen Joist and South Carolina Steel) shall be exchanged for 8 validly issued, fully paid and non-assessable shares of the Class A Common Stock and (b) the Company will acquire all of the issued and outstanding capital stock of Owen Electric as a result of the Owen Electric Exchange other than the shares held by Owen Joist and South Carolina Steel.

         SECTION 6.12. Post-Closing Mergers. Immediately after the Effective Time on the Closing Date, each of Sub, Owen Miscellaneous and South Carolina Steel will consummate the Post-Closing Mergers.

         SECTION 6.13. Employee Benefit Matters. (a) On or prior to the Closing, the Company will take all action necessary to terminate the Deferred Compensation Arrangements (herein so called) listed on Section 6.13 of the Disclosure Schedule. As part, and at the time, of such termination, the Company will pay from its own funds to each current or former employee covered under any of the Deferred Compensation Arrangements (a "Participant"), in a lump sum, the full amount, without reduction to present value, of any deferred compensation to which such Participant is then, or would be at any time thereafter, entitled under the Deferred Compensation Arrangements upon the retirement of such Participant after reaching the age of 65 or as a result of the transactions contemplated by the Agreement. On the Closing Date, the Surviving Corporation shall have no further obligations or liabilities with respect to the Deferred Compensation Arrangements.

                 (b) If requested in writing by the named insured, at or before the Closing, upon the payment to the Company of funds in an amount equal to the cash surrender value, less the principal and interest on any outstanding indebtedness related thereto, as of such date of any or all of the life insurance policies listed in Section 3.19 of the Disclosure Schedule, the Company will assign, transfer and convey to the named insured under each such policy, all right, title and interest in such of the life insurance policies for which such payment shall be made, subject to any outstanding indebtedness related thereto. Upon the earlier to occur of the assignment of such life insurance policies and the Effective Time, the Surviving Company shall have no further obligations or liabilities with respect to such policies, including without limitation, any obligation or liability to make premium payments or maintain such policies in force.

         SECTION 6.14. Stockholders Agreement. At the Effective Time, Parent and each of the Stockholders receiving Parent Common Stock pursuant to the Merger shall enter into the Stockholders Agreement attached as Exhibit B hereto (the "Stockholders Agreement").

         SECTION 6.15. Transfer Restrictions; Registration Rights. The Stockholders agree that, during the period of two years following the Effective Time (the "Restriction Period"), the Stockholders will not effect any transfer or other disposition of the Parent Common Stock received pursuant to the Merger, or any interest therein, in any transaction that would constitute a sale thereof within the meaning of the Securities Act; provided, however, that such Restriction Period will lapse in the case of any Stockholder (or any trust for the benefit of such Stockholder or any trust over which such Stockholder has a power of appointment) upon such Stockholder's death. Further, in connection with any permitted transfer during the Restriction Period of the Parent Common Stock received pursuant to the Merger, the transferring Stockholder shall secure the agreement of the transferee to be bound by the covenants contained in this Section 6.15. At the Effective Time, Parent and the Stockholder Representative shall enter into the Registration Rights Agreement attached as Exhibit C hereto (the "Registration Rights Agreement") providing for certain demand registration rights under the Securities Act, which rights shall be exercisable by the holders of the Parent Common Stock issued pursuant to the Merger following the expiration of the Restriction Period.

         SECTION 6.16. Escrow Agreement. At the Effective Time, Parent, Sub, the Stockholder Representative, and the Escrow Agent named therein shall enter into the Escrow Agreement.

         SECTION 6.17. Waiver of Restrictions on Transfer. Each of the Companies and the Stockholders agree that, effective as of the Effective Time, all restrictions on transfer (including any rights of first offer or rights of first refusal), if any, on the Company

Common Stock, South Carolina Steel Capital Stock, Owen Miscellaneous Capital Stock, Owen Joist Capital Stock and Owen Electric Capital Stock held by the Stockholders shall be waived to permit consummation of the Merger and the Stock Exchanges.

         SECTION 6.18. Financial Statements. Each of the Companies shall deliver to Parent by September 9, 1994 copies of the quarterly financial statements for the quarter ended June 30, 1994. Each of such quarterly financial statements shall be prepared in accordance with GAAP applied throughout the periods involved and present fairly the financial condition of each of the Companies and their Subsidiaries as at said dates (subject to normal year end adjustments).

         SECTION 6.19. Operating Data. Each of the Companies shall deliver to Parent each week through the Closing Date, copies of all binding bids submitted by any of the Companies during the previous week to any third party and all agreements for the purchase or lease of assets or operating supplies, in each case in excess of $250,000.

         SECTION 6.20. Future SEC Filings. From and after the date hereof until Closing, Parent shall deliver to the Company all filings made with the Securities and Exchange Commission as promptly as possible upon being publicly available.

         SECTION 6.21. Indemnification of Directors and Officers. (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present officers and directors of the Companies and each of the Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities in connection with any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was a director, officer or, in the case of James M. Daniel, III, an employee of the Companies or any Subsidiary and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the full extent permitted under the South Carolina BCA as in effect on the date hereof so long as such director, officer or employee met the standard of conduct set forth in Section 33-8-510 of the South Carolina BCA.

         (b) This Section 6.21 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

                                  ARTICLE VII

                               CLOSING CONDITIONS

         SECTION 7.1. Conditions to Each Party's Obligations under this Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                 (a) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

                 (b) No injunction, restraining order or other ruling or order issued by any court of competent jurisdiction or governmental authority or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect;

                 (c) Parent, Sub, the Stockholder Representative and the Escrow Agent shall have entered into the Escrow Agreement and the Escrow Agreement shall be in full force and effect;

                 (d) The Parent and the Stockholder Representative shall have executed and delivered the Registration Rights Agreement, and the Registration Rights Agreement shall be in full force and effect;

                 (e) The Parent and each of the Stockholders receiving Parent Common Stock pursuant to the Merger shall have executed and delivered the Stockholders Agreement, and the Stockholders Agreement shall be in full force and effect;

                 (f) Since December 31, 1993, there has not occurred an event with respect to Parent that has had a Material Adverse Effect; and

                 (g) The Stockholders shall have received from Dechert Price & Rhoads an opinion dated the Effective Time that the Merger shall satisfy all of the requirements of Section 368(a)(1)(A) and 368(a)(2)(D) of the Code.

         SECTION 7.2. Conditions to the Obligations of Parent and Sub under this Agreement. The obligations of Parent and Sub under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

                 (a) Each of the obligations of each of the Companies and the Stockholders required to be performed by them at or prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of each of the Companies and the Stockholders contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except as to any representation or warranty which specifically relates to an earlier date), and Parent and Sub shall have received a certificate to that effect signed by an officer of each of the Companies;

                 (b) Any and all permits, consents, waivers, clearances, approvals and authorizations of all third parties and governmental bodies which are necessary or advisable in connection with the consummation of the Merger and the other transactions contemplated hereby shall have been obtained;

                 (c) Parent shall have received from counsel to the Company reasonably satisfactory to Parent one or more opinions dated the Effective Time, in form and substance reasonably satisfactory to Parent, covering the matters set forth in the form of opinion delivered to such counsel prior to execution of this Agreement;

                 (d) Provided that Parent shall have made the Company Loan contemplated by Section 2.4, Parent shall have been furnished with evidence reasonably satisfactory to it of the payment in full of the Designated Debt and the release of all (i) pledges, security interests, mortgages and other liens securing such indebtedness and (ii) pledges, security interests, mortgages and other liens identified with an asterisk on Schedule 3.11;

                 (e) The Company shall have delivered to Parent a statement of the Company Expenses in form and substance reasonably satisfactory to Parent, which shall be certified by the Chief Financial Officer of the Company;

                 (f) The Stock Exchanges shall have been consummated to the satisfaction of Parent;

                 (g) The Deferred Compensation Arrangements shall have been terminated;

                 (h) The Interim Management Agreement (the "Interim Management Agreement"), effective September 1, 1993, between the Company and Andersen Bauman Tourtellot Vos & Co., and related amendments dated February 8, May 17, July 21 and September 16, 1994 shall have been terminated and the Company shall have not further obligation thereunder; and

                 (i) All officers and directors of each of the Subsidiaries except such as have been designated in writing by Parent, shall have delivered letters of resignation, effective immediately after the Effective Time.

         SECTION 7.3. Conditions to the Obligations of each of the Companies under this Agreement. The obligations of each of the Companies under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

                 (a) Each of the obligations of Parent and Sub, respectively, required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date), and the Stockholders and the Companies shall have received a certificate to that effect signed by an officer of Parent and Sub.

                 (b) Each of the Companies shall have received from counsel to Parent reasonably satisfactory to the Company one or more opinions dated the Effective Time, in form and substance reasonably satisfactory to the Company, covering the matters set forth in the form of opinion delivered to such counsel prior to execution of this Agreement.

                 (c) Any and all permits, consents, waivers, clearances, approvals and authorizations of all governmental bodies which are necessary in connection with the consummation of the Merger and the other transactions contemplated hereby shall have been obtained.


                                  ARTICLE VIII

                                    CLOSING

         SECTION 8.1. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Weil, Gotshal & Manges, 100 Crescent Court, Suite 1300, Dallas, Texas 75201, subject to the satisfaction or waiver of the conditions set forth in Article VII, on the later of October 31, 1994 or two business days after the receipt of all requisite governmental approvals, or at such other time and place and on such other date as Parent and the Company shall agree (the "Closing Date"). At the
Closing:

                 (a) Each of the Companies shall deliver to Parent the following:

                               (i)  the certificates described in Section
         7.2(a); and

                              (ii) all other previously undelivered documents required to be delivered by any of the Companies to Parent at or prior to the Closing pursuant to the terms of this Agreement.

                 (b) Parent and Sub shall deliver or cause to be delivered to each of the Companies and the Stockholders the following:

                               (i) the certificate described in Section 7.3(a); and

                              (ii) all other previously undelivered documents required to be delivered by Parent to any of the Companies or the Stockholders at or prior to the Closing pursuant to the terms of this Agreement.


                                   ARTICLE IX

                          TERMINATION AND ABANDONMENT

         SECTION 9.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective
Time:

                 (a)      by mutual consent of the Companies and Parent; or

                 (b)      by either the Companies or Parent:

                               (i) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Sub on the one hand, or any of the Companies or the Stockholders on the other, set forth in this Agreement which breach shall not have been cured, in the case of a representation or warranty, prior to the date on which the conditions other than the accuracy of the representation and warranty in question would be satisfied for the Closing or, in the case of a covenant or agreement, within five (5) business days following receipt by the breaching party of notice of such breach;

                              (ii) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

                             (iii)  if the Effective Time shall not have
         occurred on or before November 15, 1994; provided, however, that the right to terminate this Agreement shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date; or

                 (c) by the Company, if on the Determination Date (as hereinafter defined) the Average Stock Price is greater than the Maximum Price (as hereinafter defined) and the Company delivers to Parent the Company Termination Notice (as hereinafter defined); or

                 (d) by the Parent, if on the Determination Date the Average Stock Price is less than the Minimum Price (as hereinafter defined) and Parent delivers to the Company the Parent Termination Notice (as hereinafter defined).

         For purposes of this Section 9.1, (i) "Determination Date" shall mean the business day immediately prior to the Closing Date; (ii) "Maximum Price" shall mean $33.59; (iii) "Minimum Price" shall mean $20.16; (iv) "Company Termination Notice" shall mean written notice by the Company delivered to Parent pursuant to Section 10.6 of this Agreement no later than 9:00 a.m. on the Closing Date, stating that the Average Stock Price is greater than the Maximum Price and that such notice is notice of termination of this Agreement pursuant to Section 9.1(c); and (v) "Parent Termination Notice" shall mean written notice by Parent pursuant to Section 10.6 of this Agreement no later than 9:00 a.m. on the Closing Date, stating that the Average Stock Price is less than the Minimum Price and that such notice is notice of termination of this Agreement pursuant to Section 9.1(d).

         SECTION 9.2. Procedure and Effect of Termination. In the event of termination and abandonment of the Merger pursuant to Section 9.1, written notice thereof shall forthwith be given to the other parties to this Agreement and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                 (a) upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

                 (b) no party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination except (i) that the provision of this Section 9.2 and the proviso of Section 9.1(b)(iii) shall remain in full force and effect and (ii) no party waives any claim or right against a breaching party to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants (other than the covenant contained in Sections 6.1(n) and (o), which shall be deemed waived) or agreements set forth in this Agreement.


                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

         SECTION 10.1. Amendment and Modification. This Agreement may be amended by a written instrument signed by the parties hereto and, as applicable, approved by action taken by their respective Boards of Directors, at any time, but no amendment shall be made which by law requires further approval by the stockholders of the Company or the Sub without such further approval.

         SECTION 10.2. Waiver of Compliance; Consents. Any failure of Parent or Sub, on the one hand, or any of the Companies or the Stockholders, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by each of the Companies and the Stockholder Representative or Parent and Sub, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

         SECTION 10.3. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         SECTION 10.4. Expenses and Obligations. All costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement by Parent and Sub shall be paid by Parent and all costs and expense incurred in connection with the consummation of the transactions contemplated by this Agreement by the Company shall be paid by the Company. Notwithstanding the foregoing, the filing fees incurred in connection with the filings or registrations with the DOJ pursuant to the HSR Act shall be borne equally by Parent and the Company.

         SECTION 10.5. Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto, and, nothing in this Agreement, except as set forth below, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 10.6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier of delivery thereof if by hand or upon receipt if sent by mail (registered or certified mail, postage prepaid, return receipt requested) or on the second next business day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by telecopy or facsimile transmission (with request of assurance of receipt in a manner customary for communication of such type) as follows:

                 (a)      If to Parent or Sub, to:

                          Commercial Metals Company
                          7800 Stemmons Freeway
                          Dallas, Texas  75247
                          Attention:  Stanley A. Rabin
                          Facsimile No.:  214/689-4326

                          with copies to:

                          David M. Sudbury, Esq.
                          General Counsel
                          Commercial Metals Company
                          7800 Stemmons Freeway
                          Dallas, Texas  75247
                          Facsimile No.:  214/689-4326

                          and

                          Weil, Gotshal & Manges
                          100 Crescent Court, Suite 1300
                          Dallas, Texas  75201
                          Attention:  R. Scott Cohen, Esq.
                          Facsimile No.:  214/746-7777

                 (b)      If to the Companies, to:

                          c/o Owen Steel Company, Inc.
                          801 Blossom Street
                          Columbia, South Carolina  29201
                          Attention:    Mrs. Dorothy G. Owen
                                        Mr. Ralph H. Moore, Jr.
                          Facsimile No.:  803/251-7665

                          with a copy to:

                          Dechert Price & Rhoads
                          4000 Bell Atlantic Tower
                          1717 Arch Street
                          Philadelphia, Pennsylvania  19103
                          Attention:  G. Daniel O'Donnell, Esq.
                          Facsimile No.:  215/994-2222

                 (c)      If to the Stockholders or the Stockholder
Representative, to:

                          Dorothy G. Owen
                          5000 Wittering Drive
                          Columbia, South Carolina  29208

                          Ralph H. Moore, Jr.
                          10 Upper Cove Road
                          Columbia, South Carolina  29223-3024

                          Guy Hendley
                          612 Hampton Trace Lane
                          Columbia, South Carolina  29223

                          Melvin Lee Burton, III
                          3248 Bagnal Drive
                          Columbia, South Carolina  29204
                          with a copy to:

                          Dechert Price & Rhoads
                          4000 Bell Atlantic Tower
                          1717 Arch Street
                          Philadelphia, Pennsylvania  19103
                          Attention:  G. Daniel O'Donnell, Esq.
                          Facsimile No.:  215/994-2222

         SECTION 10.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina without regard to the conflicts-of-laws rules thereof.

         SECTION 10.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         SECTION 10.9. Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.10. Certain Definitions. For purposes of this Agreement, the term:

                 (a) "affiliate" shall mean a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person;

                 (b) "Average Stock Price" shall mean the average of the last reported sale price per share of the Parent Common Stock for the twenty
(20) trading days immediately preceding the business day prior to the Closing Date as reported on the New York Stock Exchange;

                 (c) "Change of Control Payments" means (i) all payments, other than payment of the Purchase Price, to which any officer, director, employee or shareholder is entitled to receive as a result of the transaction contemplated hereby and (ii) all amounts payable as a result of the termination of the Deferred Compensation Arrangements;

                 (d) "Closing Differential" as used herein shall mean the Proposed Closing Differential with such revisions, adjustments and changes thereto, if any, as shall be effected pursuant to Section 2.2(b)(ii);

                 (e) "Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement;

                 (f) "Debt" shall mean all indebtedness of the Companies and their Subsidiaries, including without limitation (i) the Company Loan, (ii) all obligations of the Companies and their Subsidiaries for borrowed money or evidenced by bonds, debentures, notes, letters of credit or other similar instruments, (iii) obligations as lessee under capital leases, (iv) obligations to pay the deferred purchase price of property or services, except accounts payable arising in the ordinary course of business, and (v) all debt of others guaranteed by any of the Companies or their Subsidiaries, or secured by a lien on any of the assets of the Companies or their Subsidiaries. Debt shall not include, to the extent undrawn, that certain irrevocable documentary letter of credit issued by Wachovia Bank of South Carolina in favor of the South Carolina Department of Health and Environmental Control;

                 (g) "Designated Debt" shall mean all indebtedness under that certain (i) Note Purchase Agreement dated as of September 15, 1990 among the Company and the financial institutions party thereto, (ii) Financing Agreement dated as of September 16, 1988, as amended, among the Company and South Carolina National Bank (now known as Wachovia Bank of South Carolina),
(iii) Demand Note of South Carolina Steel dated September 23, 1988 in the principal amount of $2,500,000 payable to First Citizen Bank, (iv) Revolving Commercial Note of Owen Miscellaneous dated July 1, 1992 in the principal amount of $1,000,000 payable to South Carolina National Bank (now known as Wachovia Bank of South Carolina), and (v) Promissory Note dated November 8, 1984 of South Carolina Steel in the principal amount of $1,000,000 issued in connection with the Greenville County, South Carolina Industrial Revenue Bond, 1984 (South Carolina Steel Project).

                 (h) "Environmental Claim" means any accusation, allegation, notice of violation, action, claim, Environmental Lien, demand, abatement or other Order or direction (conditional or otherwise) by any Governmental Authority or any other person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment (including natural resources), nuisance, pollution, contamination, trespass or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material, odor or audible noise in, into or onto the environment (including, without limitation, the air, soil, surface water or groundwater) in quantities or at levels that would require remediation by the Companies or any Subsidiaries under the Environmental Laws at, in, by, from or related to any property owned, operated or leased by any of the Companies or any activities or operations thereof; (ii) the transportation, storage, treatment or disposal of Hazardous Materials on or prior to the Closing Date in connection with any property currently or formerly owned, operated or leased by any of the Companies or its operations or facilities; or
(iii) the violation, or alleged violation, of any Environmental Law, Order or Environmental Permit of or from any Governmental Authority relating to environmental matters in existence on the Closing Date with respect to any property owned, leased or operated by any of the Companies;

                 (i) "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and Remedial Action) arising from or under any (i) Environmental Law, Environmental Claim or Order or (ii) Contract in existence as of the Closing Date with any Governmental Authority or other person;

                 (j) "Environmental Law" means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section
2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., Federal Safe Drinking Water Act 42 U.S.C. Section 300 F et seq. and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes as in effect on the Closing Date;

                 (k) "Environmental Permit" means any permit, approval, authorization, license, variance, registration, or permission required under any applicable Environmental Law or Order;

                 (l) "Governmental Authority" means any nation or government, any state or other political subdivision thereof and an entity exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government;

                 (m) "Hazardous Material" means any substance, material or waste which is regulated by any Governmental Authority or the United States or other national government, including, without limitation, any material, substance or waste which is defined as a

"hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous substance," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, which includes, but is not limited to, petroleum, petroleum products (including crude oil and any fraction thereof), asbestos, asbestos-containing materials, urea formaldehyde and polychlorinated biphenyls;

                 (n) "Proposed Closing Differential" as used herein shall mean, as reflected in the Post-Closing Statement, the amount (whether a positive or negative number) equal to the difference between (1) the Closing Net Worth Amount minus (2) the Net Worth Estimate;

                 (o) "Know-how" shall mean laboratory journals, know-how (including, without limitation, product know-how and use and application know-how), formulae, product formulations, recipes, processes, product designs, specifications, quality control, procedures, manufacturing, engineering and other drawings, computer data bases and software, technology, other intangibles, technical information, safety information, engineering data and design and engineering specifications, research records, market surveys and all promotional literature, customer and supplier lists and similar data;

                 (p) "Knowledge" of the Companies shall mean the knowledge, after due inquiry, of the individuals listed or described on
Schedule 10.10(p).

                 (q)      "Legal Proceedings" means any judicial,
administrative or arbitral actions, suits, proceedings (public or private) or governmental proceedings;

                 (r) "Material Adverse Effect" means a material adverse effect on the business, operations, liabilities, properties, prospects, assets or financial condition of, in the case of the Company, the Companies and their Subsidiaries taken as a whole, and in the case of Parent, Parent and its Subsidiaries taken as a whole;

                 (s) "Net Worth" shall mean at a particular date all amounts which would, in conformity with GAAP, be included under shareholders' equity on a consolidated basis for such entities and including the shareholders' equity represented by the minority interest held by the Stockholders in Owen Joist and Owen Electric;

                 (t) "Order" means any order, injunction, judgment, decree, ruling, assessment or arbitration award;

                 (u) "person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or, as applicable, any other entity;

                 (v) "Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor environment or into or out of any property; and

                 (w) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required or voluntarily undertaken to (i) clean up, remove, treat, or in any other way address any Hazardous Material or other substance; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring facilities on any property owned, operated or leased by any of the Companies and the facilities located and operations conducted thereon into compliance with all Environmental Laws and Environmental Permits.

         SECTION 10.11. Entire Agreement. This Agreement and the Disclosure Schedule embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein or therein. There are no agreements, representations, warranties or covenants other than those expressly set forth herein or therein. This Agreement and the Disclosure Schedule supersede all prior agreements and understandings between the parties with respect to such subject matter.

         SECTION 10.12. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

         SECTION 10.13. Termination of Representations and Warranties. All representations and warranties and agreements of the Companies and the Stockholders and Parent and Sub, shall survive the Closing.

         SECTION 10.14. Exclusive Remedy. Parent and Sub agree that, to the fullest extent permitted by law, Parent's and Sub's sole and exclusive remedy after the Closing with respect to any claim or cause of action asserted by Parent or Sub relating to or arising from breaches of the representations, warranties or covenants of the Companies contained in this Agreement or any document, list, certificate or other instrument furnished or to be furnished by or on behalf of the Companies to Parent, Sub or any of their representatives in connection with the transactions contemplated by this Agreement shall be limited to Parent's and Sub's rights under, and shall be subject to the terms and conditions of, the Escrow Agreement. Parent and Sub further agree that, except as specifically set forth in this Agreement (or the Disclosure Schedule or any document, statement or certificate specifically referenced in this Agreement or the Disclosure Schedule), none of the parties has made or shall have liability for any representation or warranty, express or implied, in connection with the transactions contemplated by this Agreement or relating to or arising from any existing or future common or environmental statutory law, including CERCLA or any other statutes now or hereafter in effect.

         SECTION 10.15. Certain Tax Matters Concerning Owen Miscellaneous. Parent and Sub agree that it shall be the sole right and responsibility of Guy Hendley as "Tax Matters Person" for Owen Miscellaneous pursuant to Section 6241 et seq. of the Code, or such successor(s) as shall be duly appointed by the Owen Miscellaneous Stockholders (the "TMP"), to cause to be prepared and filed all federal and state S corporation income tax returns of Owen Miscellaneous for taxable periods ending prior to or on the date of the Owen Miscellaneous Exchange which are filed after the date of the Owen Miscellaneous Exchange (the "Prior Period Returns"). The parties agree that, unless prohibited under applicable federal or state tax law, the day before the date of the Owen Miscellaneous Exchange will be treated as the last day of Owen Miscellaneous' tax year as an S corporation. Parent and Sub shall make available or shall cause the Surviving Corporation to make available to the TMP or his representatives (including accountants and attorneys) any and all books and records and other documents and information in their possession or control relating to the Surviving Corporation reasonably requested by the TMP for the purpose of preparing the Prior Period Returns. Parent and Sub will cause a duly authorized officer of Owen Miscellaneous (or any successor) to execute timely such Prior Period Returns. Parent and Sub further agree that the TMP shall have the right to control any and all audits or other proceedings relating to the Prior Period Returns filed for taxable years for which Owen Miscellaneous has a valid election in effect under Section 1362 of the Code and any other federal or state S corporation income tax returns of Owen Miscellaneous filed on or before the Owen Miscellaneous Exchange, but only to the extent that any tax imposed for any such periods is not borne, in whole or in part, by Owen Miscellaneous, and Parent and Sub shall make available or shall cause the Surviving Corporation to make available to the TMP any and all such books and records of Owen Miscellaneous and other documents reasonably requested by TMP and shall make available employees of the Surviving Corporation reasonably needed to enable him to defend any such audits or other proceedings with respect to any such returns and shall cooperate with the TMP, at his expense, in the defense of such audits and other proceedings.

         SECTION 10.16. Jurisdiction and Venue. The parties hereto agree that any suit, action or proceeding arising out of or relating to this Agreement shall be instituted only in the United States District Court for the District of New York, United States of America or, in the absence of jurisdiction, the Supreme Court of New York. Each party waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

                 IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed on its behalf by its duly authorized officers, all as of the day and year first above written.

                                        OWEN STEEL COMPANY, INC.


                                        By:  /s/ Ralph H. Moore, Jr.
                                             Name: Ralph H. Moore, Jr.
                                             Title: President and Chief
                                                      Executive Officer


                                        OWEN MISCELLANEOUS METALS, INC.


                                        By:  /s/ Ralph H. Moore, Jr.
                                             Name: Ralph H. Moore, Jr.
                                             Title: President and Chief
                                                      Executive Officer


                                        SOUTH CAROLINA STEEL CORPORATION


                                        By:  /s/ Ralph H. Moore, Jr.
                                             Name: Ralph H. Moore, Jr.
                                             Title: President and Chief
                                                      Executive Officer


                                        COMMERCIAL METALS COMPANY


                                        By:  /s/ Stanley A. Rabin
                                             Name: Stanley A. Rabin
                                             Title: President and Chief
                                                      Executive Officer

                                          CMC ACQUISITION COMPANY


                                          By:  /s/ Stanley A. Rabin
                                               Name: Stanley A. Rabin
                                               Title: President

                               SIGNATURE PAGE TO
                          AGREEMENT AND PLAN OF MERGER



/s/ Elizabeth G. Owen                              /s/ Elizabeth Greene Owen
- -------------------------------------------        -------------------------------------------
Elizabeth G. Owen                                  Elizabeth Greene Owen



/s/ Dorothy Greene Owen                            /s/ George William Owen
- -------------------------------------------        -------------------------------------------
Dorothy Greene Owen                                George William Owen



/s/ Franklyn D. Owen, III                          /s/ Ralph H. Moore, Jr.
- -------------------------------------------        -------------------------------------------
Franklyn D. Owen, III                              Ralph H. Moore, Jr.



/s/ Elizabeth Owen Burton                          /s/ Melvin Lee Burton, III
- -------------------------------------------        -------------------------------------------
Elizabeth Owen Burton                              Melvin Lee Burton, III
(Sturkie)



/s/ Barbara Burton Guzior                          /s/ Katherine Burton Wright
- -------------------------------------------        -------------------------------------------
Barbara Burton Guzior                              Katherine Burton Wright



/s/ James Best Letton, IV                          /s/ Dan DeTreville Letton
- -------------------------------------------        -------------------------------------------
James Best Letton, IV                              Dan DeTreville Letton



/s/ Kenneth Rives Letton                           /s/ Sarah Jeanne Owen
- -------------------------------------------        -------------------------------------------
Kenneth Rives Letton                               Sarah Jeanne Owen

                               SIGNATURE PAGE TO
                          AGREEMENT AND PLAN OF MERGER



TRUST A UNDER THE WILL OF                                   U/W OF NANCY O. LETTON F/B/O
FRANKLYN D. OWEN, SR.                                       JAMES BEST LETTON, IV, DAN
                                                            DETRIVILLE LETTON, KENNETH
                                                            RIVES LETTON

By:/s/ Elizabeth G. Owen
   ----------------------------------------
       Elizabeth G. Owen,                                   By:/s/ Elizabeth O. Burton
       Co-Trustee                                              ----------------------------------------
                                                                   Elizabeth O. Burton,
                                                                   Co-Trustee

By:/s/ Elizabeth Owen Burton
   ----------------------------------------
       Elizabeth Owen Burton,
       Co-Trustee                                           By:/s/ Sarah Jeanne Owen
                                                               ----------------------------------------
                                                                   Sarah Jeanne Owen,
                                                                   Co-Trustee

By:/s/ Sarah Jeanne Owen
   ----------------------------------------
       Sarah Jeanne Owen,
       Co-Trustee                                           Wachovia Bank of South
                                                            Carolina, N.A., Co-Trustee

By:/s/ Ralph H. Moore, Jr.
   ----------------------------------------
       Ralph H. Moore, Jr.,
       Co-Trustee                                           By:/s/ F. W. Coggins, Jr.
                                                               ----------------------------------------
                                                               Name:  F. W. Coggins, Jr.
                                                               Title: Sr. Vice President
Wachovia Bank of South
Carolina, N.A., Co-Trustee


By:/s/ F. W. Coggins, Jr.
   ----------------------------------------
   Name:  F. W. Coggins, Jr.
   Title: Sr. Vice President

                               SIGNATURE PAGE TO
                          AGREEMENT AND PLAN OF MERGER



TRUST B UNDER THE WILL OF                                   TRUST AGREEMENT WITH FRANKLYN
FRANKLYN D. OWEN, SR.                                       D. OWEN, JR., DATED
                                                            DECEMBER 29, 1976 FOR BENEFIT
                                                            OF CHILDREN OF FRANKLYN D.
By:/s/ Elizabeth G. Owen                                    OWEN, JR.
   ----------------------------------------
       Elizabeth G. Owen,
       Co-Trustee

                                                            By:/s/ Dorothy Greene Owen
                                                               --------------------------------------
                                                                   Dorothy Greene Owen,
By:/s/ Elizabeth Owen Burton                                       Co-Trustee
   ----------------------------------------
       Elizabeth Owen Burton,
       Co-Trustee

                                                            By:/s/ Elizabeth Owen Burton
                                                               --------------------------------------
                                                                   Elizabeth Owen Burton,
By:/s/ Sarah Jeanne Owen                                           Co-Trustee
   ----------------------------------------
       Sarah Jeanne Owen,
       Co-Trustee
                                                            By:/s/ Ralph H. Moore, Jr.
                                                               --------------------------------------
                                                                   Ralph H. Moore, Jr.,
                                                                   Co-Trustee
By:/s/ Ralph H. Moore, Jr.
   ----------------------------------------
       Ralph H. Moore, Jr.,
       Co-Trustee


Wachovia Bank of South
Carolina, N.A., Co-Trustee


By:/s/ F. W. Coggins, Jr.
   ----------------------------------------
   Name:  F. W. Coggins, Jr.
   Title: Sr. Vice President

                               SIGNATURE PAGE TO
                          AGREEMENT AND PLAN OF MERGER



TRUST AGREEMENT WITH ELIZABETH                     U/W OF FANKLYN D. OWEN, JR.
G. OWEN, DATED DECEMBER 29,                        F/B/O FRANKLYN D. OWEN, III
1976 FOR THE BENEFIT OF THE
FOLLOWING:  CHILDREN OF
FRANKLYN D. OWEN, JR.,                             By:/s/ Dorothy G. Owen
CHILDREN OF ELIZABETH OWEN                            ----------------------------------------
BURTON (STURKIE), CHILDREN OF                             Dorothy G. Owen,
NANCY OWEN LETTON                                         Co-Trustee



By:/s/ Elizabeth Owen Burton                       By:/s/ Ralph H. Moore, Jr.
   ----------------------------------------           ----------------------------------------
       Elizabeth Owen Burton,                             Ralph H. Moore, Jr.,
       Co-Trustee                                         Co-Trustee


By:/s/ Dorothy G. Owen                             Wachovia Bank of South
   ----------------------------------------        Carolina, N.A., Co-Trustee
       Dorothy G. Owen,
       Co-Trustee


                                                   By:/s/ F. W. Coggins, Jr.
                                                      ----------------------------------------
By:/s/ Ralph H. Moore, Jr.                            Name:  F. W. Coggins, Jr.
   ----------------------------------------           Title: Sr. Vice President
       Ralph H. Moore, Jr.
       Co-Trustee

                               SIGNATURE PAGE TO
                          AGREEMENT AND PLAN OF MERGER



U/W OF FRANKLYN D. OWEN, JR.                       U/W OF FRANKLYN D. OWEN, JR.
F/B/O ELIZABETH GREENE OWEN                        F/B/O GEORGE WILLIAM OWEN



By:/s/ Dorothy G. Owen                             By:/s/ Dorothy G. Owen
   ----------------------------------------           ----------------------------------------
       Dorothy G. Owen,                                   Dorothy G. Owen,
       Co-Trustee                                         Co-Trustee



By:/s/ Ralph H. Moore, Jr.                         By:/s/ Ralph H. Moore, Jr.
   ----------------------------------------           ----------------------------------------
       Ralph H. Moore, Jr.,                               Ralph H. Moore, Jr.,
       Co-Trustee                                         Co-Trustee


Wachovia Bank of South                             Wachovia Bank of South
Carolina, N.A., Co-Trustee                         Carolina, N.A., Co-Trustee



By:/s/ F. W. Coggins, Jr.                          By:/s/ F. W. Coggins, Jr.
   ----------------------------------------           ----------------------------------------
   Name:  F. W. Coggins, Jr.                          Name:  F. W. Coggins,  Jr.
   Title: Sr. Vice President                          Title: Sr. Vice President

                               OMITTED SCHEDULES


         Set forth below are schedules to the Agreement which have been omitted pursuant to Regulation S-K, Item 601(b)(2). Commercial Metals Company agrees to furnish supplementally a copy of any omitted schedule requested by the Securities and Exchange Commission.

Schedule I:  Company Common Stock Ownership

Schedule II:  Owen Miscellaneous Capital Stock Ownership

Schedule III:  South Carolina Steel Capital Stock Ownership

Schedule IV:  Owen Joist Capital Stock Ownership

Schedule V:  Owen Electric Capital Stock Ownership

Section 1.7 of the Disclosure Schedule:            Certain Stockholders

Section 3.1 of the Disclosure Schedule:            Organization and
                                                   Qualification

Section 3.3 of the Disclosure Schedule:            No Violation

Section 3.4 of the Disclosure Schedule:            Options, Warrants and
                                                   Certain Other Rights

Section 3.5 of the Disclosure Schedule:            Subsidiaries and Equity
                                                   Investments

Section 3.6 of the Disclosure Schedule:            Consents and Approvals

Section 3.7 of the Disclosure Schedule:            Financial Statements

Section 3.8 of the Disclosure Schedule:            Absence of  Undisclosed
                                                   Liabilities

Section 3.9 of the Disclosure Schedule:            Absence of Certain Changes

Section 3.10 of the Disclosure Schedule:           Pending Litigation

Section 3.11 of the Disclosure Schedule:           Liens and Encumbrances

Section 3.12 of the Disclosure Schedule:           Certain Agreements

Section 3.13 of the Disclosure Schedule:           Employee Benefit Plans

Section 3.14 of the Disclosure Schedule:           Taxes

Section 3.15 of the Disclosure Schedule:           Compliance with Applicable
                                                   Law

Section 3.17 of the Disclosure Schedule:           Proprietary Rights

Section 3.18 of the Disclosure Schedule:           Labor Relations

Section 3.19 of the Disclosure Schedule:           Insurance

Section 3.20 of the Disclosure Schedule:           Real Estate

Section 3.21 of the Disclosure Schedule:           Personal Property

Section 3.22 of the Disclosure Schedule:           Environmental Matters

Section 3.23 of the Disclosure Schedule:           Customers, Suppliers and
                                                   Employers

Section 3.25 of the Disclosure Schedule:           Potential Conflicts of
                                                   Interest

Section 4.4 of the Disclosure Schedule:            Accredited Investors

Section 6.1 of the Disclosure Schedule:            Conduct of Business of Each
                                                   of the Companies Prior to the
                                                   Effective Time

Section 6.13 of the Disclosure Schedule:           Employee Benefit Matters

Section 10.10 of the Disclosure Schedule:          Knowledge





                                       2